Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONYERS PARK ACQUISITION CORP.,

THE SIMPLY GOOD FOODS COMPANY,

ATKINS INTERMEDIATE HOLDINGS, LLC,

CONYERS PARK PARENT MERGER SUB, INC.,

CONYERS PARK MERGER SUB 1, INC.,

CONYERS PARK MERGER SUB 2, INC.,

CONYERS PARK MERGER SUB 3, INC.,

CONYERS PARK MERGER SUB 4, INC.,

NCP-ATK HOLDINGS, INC.,

ATKINS HOLDINGS, LLC

(solely in its capacity as the Majority Stockholder)

and

ROARK CAPITAL ACQUISITION, LLC

(solely in its capacity as the Stockholders’ Representative)

Dated as of April 10, 2017

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Parent Letter of Transmittal
Exhibit C	Form of Company Letter of Transmittal
Exhibit D	Form of Option Exercise Notice
Exhibit E	Form of Management Agreement Termination Agreement
Exhibit F	Form of Investor Rights Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Indebtedness for Borrowed Money
Exhibit I	Working Capital Guidelines
Exhibit J	Form of Exchange Agent Agreement
Exhibit K	Form of Tax Receivables Agreement
Exhibit L	Form of Drag-Along Notice

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated April 10, 2017 (this “Agreement”), is made and entered into by and among CONYERS PARK ACQUISITION CORP., a Delaware corporation (“Parent”), THE SIMPLY GOOD FOODS COMPANY, a Delaware corporation and a wholly-owned Subsidiary of Parent (“PubCo”), ATKINS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of PubCo (“IntermediateLLC”), CONYERS PARK PARENT MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Parent Merger Sub”), CONYERS PARK MERGER SUB 1, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Company Merger Sub 1”), CONYERS PARK MERGER SUB 2, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 1 (“Company Merger Sub 2”), CONYERS PARK MERGER SUB 3, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 2 (“Company Merger Sub 3”), CONYERS PARK MERGER SUB 4, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 3 (“Company Merger Sub 4”, together with, Company Merger Sub 1, Company Merger Sub 2, and Company Merger Sub 3, the “Company Merger Subs” each, a “Company Merger Sub”), and together with Parent Merger Sub, the “Merger Subs”, and together with PubCo, Parent and Parent Merger Sub, the “Parent Parties”, NCP-ATK HOLDINGS, INC., a Delaware corporation (the “Company”), solely in its capacity as the Majority Stockholder, ATKINS HOLDINGS LLC, a Georgia limited liability company (the “Majority Stockholder”) and, solely in its capacity as the Stockholders’ Representative pursuant to Section 9.15 hereof, ROARK CAPITAL ACQUISITION, LLC, a Georgia limited liability company (the “Stockholders’ Representative”). Parent, PubCo, Parent Merger Sub, each Company Merger Sub, the Company and the Stockholders’ Representative (solely for purposes of Section 9.15) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”), (a) Parent Merger Sub shall merge with and into Parent, with Parent surviving such merger (the “Parent Merger”), and (b) immediately after the Parent Merger, simultaneously Company Merger Sub 1 shall merge with and into the Company, with the Company surviving such merger, Company Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. surviving such merger, Company Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. surviving such merger, and Company Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. surviving such merger (collectively, the “Company Merger”, and together with the Parent Merger, the “Mergers”), as a result of which Parent and the Company will become wholly-owned Subsidiaries of IntermediateLLC, and PubCo will become a publicly traded company;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Parent Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

WHEREAS, the board of directors of each of PubCo, Parent Merger Sub and each Company Merger Sub has unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for PubCo, Parent Merger Sub and each Company Merger Sub, respectively, to enter into this Agreement and the Ancillary Agreements;

WHEREAS, PubCo, as the sole stockholder of each of the Merger Subs, has approved and adopted this Agreement and the Ancillary Agreements, the Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of each of the Merger Subs;

WHEREAS, Parent, as the sole stockholder of PubCo, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of PubCo;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Company Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, after the execution of this Agreement, the Majority Stockholder, who holds a majority of the outstanding Company Common Stock, will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement with respect to all such Company Common Stock owned beneficially and of record by the Majority Stockholder (the “Written Consent”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the holders of Parent Class B Stock are entering into a voting agreement with the Company (the “Voting Agreement”);

WHEREAS, shares of Parent Class B Stock shall automatically convert into shares of Parent Common Stock upon a Business Combination; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I

THE MERGER

Section 1.1 The Mergers.

(a) The Parent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Parent Merger Sub will merge with and into Parent at the Parent Effective Time. Following the Parent Merger, the separate corporate existence of Parent Merger Sub will cease and Parent will continue as the surviving corporation in the Parent Merger (the “Parent Surviving Subsidiary”) and as a wholly-owned Subsidiary of IntermediateLLC.

(b) The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, immediately after the Parent Merger, simultaneously Company Merger Sub 1 shall merge with and into the Company, with the Company surviving such merger, Company Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. surviving such merger, Company Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. surviving such merger, and Company Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. surviving such merger. Following the Company Merger, the separate corporate existence of each Company Merger Sub will cease. The Company will continue as the surviving corporation in the merger with Company Merger Sub 1 (the “Company Surviving Subsidiary” and together with the Parent Surviving Subsidiary, the “Surviving Subsidiaries”) and as a wholly-owned Subsidiary of IntermediateLLC, Atkins Nutritionals Holdings, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 2 and as a wholly-owned Subsidiary of Company Surviving Subsidiary, Atkins Nutritionals Holdings II, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 3 and as a wholly-owned Subsidiary of Atkins Nutritionals Holdings, Inc., and Atkins Nutritionals, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 4 and as a wholly-owned Subsidiary of Atkins Nutritionals Holdings II, Inc.; provided, that notwithstanding the Company Merger, none of the Company, Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc. or Atkins Nutritionals, Inc. will be included within the meaning of the term Parent Parties for purposes of this Agreement.

Section 1.2 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties (a) shall cause the Parent Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) immediately thereafter, shall cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Mergers. The Company shall cause its Subsidiaries to take corporate action as reasonably necessary to approve and effectuate the Mergers in accordance with the DGCL. The Parent Merger will be effective at such time as the Parties duly file the Parent Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Parent Certificate of Merger (the time the Parent Merger becomes effective being the “Parent Effective Time”). The Company Merger will be effective at such time as the Parties duly file the Company Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Company Certificate of Merger (the time the Company Merger becomes effective being the “Effective Time”).

Section 1.3 Effects of the Mergers. The Mergers will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Parent Merger Sub and Company Merger Sub 1 will vest in the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Parent Merger Sub and Company Merger Sub 1 will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively.

Section 1.4 Governing Documents. At the Effective Time, PubCo shall cause the Organizational Documents of (a) the Parent Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Parent Merger Sub, and (b) the Company Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Company Merger Sub 1, in each case as in effect immediately prior to the Effective Time.

Section 1.5 Directors and Officers. At the Effective Time, the directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule will become the directors and officers of the Parent Surviving Subsidiary and the Company Surviving Subsidiary and will remain the directors and officers of such Surviving Subsidiary after the Mergers, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Closing Date Statements.

(a) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:

(i) a statement, signed by the Chief Financial Officer of the Company, which sets forth the (i) name of each Company Stockholder of record on the books and records of the Company, (ii) number of shares of Company Common Stock owned by each such Company Stockholder, (iii) name of each Exercising Option Holder, (iv) number of Exercised Option Shares owned by each such Exercising Option Holder, and the exercise price payable with respect thereto, and (v) Aggregate Option Exercise Price;

(ii) a statement (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company, which sets forth a good faith estimate of (i) the Cash and Cash Equivalents as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Estimated Closing Cash”), (ii) the Net Working Capital, and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Estimated Closing Net Working Capital”), (iii) the Company Transaction Expenses as of immediately prior to the Closing (the “Estimated Closing Company Transaction Expenses”), (iv) the Reimbursed Transaction Expenses as of immediately prior to the Closing, (v) the Warrant Payment Amount as of immediately prior to the Closing, and (vi) the Contingent Stock Purchase Payment Amount as of immediately prior to the Closing; and

(iii) a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company, which sets forth by lender or other party, the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company and the Company Subsidiaries as of immediately prior to the Closing (the “Estimated Closing Indebtedness”).

Section 2.2 Calculation of the Merger Consideration.

(a) Calculation of Merger Consideration. PubCo shall pay, or cause to be paid, at the Closing with respect to the Company Common Stock and the Exercised Option Shares, an aggregate amount (the “Merger Consideration”) equal to:

(i) $730,125,000.00;

(ii) plus the Estimated Net Working Capital Surplus, if any;

(iii) plus the Estimated Closing Cash;

(iv) plus the Tail Premium, to the extent paid by a Group Company prior to or at the Closing;

(v) plus the Reimbursed Transaction Expenses;

(vi) minus the Estimated Closing Indebtedness;

(vii) minus the Estimated Net Working Capital Deficit, if any;

(viii) minus the Estimated Closing Company Transaction Expenses;

(ix) minus the Administrative Expense Amount;

(x) minus the Escrow Amount;

(xi) minus the Warrant Payment Amount;

(xii) minus the Contingent Stock Purchase Payment Amount.

After the Effective Time, the Merger Consideration shall be subject to a Merger Consideration Adjustment pursuant to Section 2.12. Additionally, PubCo shall pay, or cause to be paid when due, with respect to the Company Common Stock and the Exercised Option Shares, any amounts payable pursuant to the terms and conditions of the Tax Receivables Agreement.

(b) The Merger Consideration shall consist of, and be allocated between, cash and PubCo Common Stock as follows:

(i) 10,250,000 shares of PubCo Common Stock; and

(ii) an amount of cash equal to the Merger Consideration minus the Total Stock Value (such amount, the “Total Cash Value”).

Section 2.3 Payment of the Merger Consideration.

(a) Exchange Agent; Exchange Agent Fund. At the Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders:

(i) evidence of book-entry shares representing a number of whole shares of PubCo Common Stock equal to the aggregate Stock Amount deliverable to the Company Stockholders pursuant to this Article II;

(ii) cash in an amount equal to the Cash Amount multiplied by the number of shares of Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any Company Dissenting Shares) issued and outstanding immediately prior to the Effective Time; and

(iii) the aggregate amount of cash payable to the Company Stockholders in lieu of fractional shares pursuant to Section 2.10(d).

Any such shares of PubCo Common Stock and cash deposited with the Exchange Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the “Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.10, at the Closing, PubCo shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any Company Dissenting Shares) immediately prior to the Effective Time, (A) evidence of book-entry shares representing the number of whole shares of the aggregate Stock Amount in respect of such Company Common Stock held by such Company Stockholder, and (B) an amount of cash equal to (1) the aggregate Cash Amount in respect of such Company Common Stock held by such Company Stockholder, plus (2) any cash in lieu of fractional shares which such Company Stockholder has the right to receive in respect of such Company Common Stock pursuant to Section 2.10(d), by wire transfer of immediately available funds to the account such Company Stockholder identified in the Company Letter of Transmittal for such Company Stockholder. It is expressly understood and agreed that PubCo’s payment of (x) the aggregate Exercised Option Shares Consideration to the Company Surviving Subsidiary and (y) the aggregate Stock Consideration to the Exchange Agent, shall be in full satisfaction of PubCo’s obligation with respect to such amounts, and, once paid in accordance with the terms of this Agreement, PubCo and its Affiliates shall have no liability to the Stockholders’ Representative, any Equity Holder or any other Person for any amounts in respect of the same.

(b) Exercised Option Share Consideration. At the Effective Time, PubCo shall cause to be issued or paid to the Company Surviving Subsidiary or its designee (for the benefit of the Exercising Option Holders), (i) evidence of book-entry shares representing the number of whole shares of the aggregate Exercised Option Shares Stock Consideration, (ii) cash in an amount equal to the aggregate Exercised Option Shares Cash Consideration, and (iii) the aggregate amount of cash payable to the Exercising Option Holders in lieu of fractional shares pursuant to Section 2.10(d). Subject to Section 2.10, all payments of Exercised Option Shares Consideration shall be made (without interest and net of the Applicable Withholding Amount) by or on behalf of the Company Surviving Subsidiary to such Exercising Option Holders, with the Applicable Withholding Amount applied in accordance with the Company’s standard payroll practices.

Section 2.4 Payment of Other Amounts at Closing. At the Closing, PubCo shall:

(a) on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Indebtedness Statement, the aggregate amount of Estimated Closing Indebtedness with respect to Indebtedness for Borrowed Money;

(b) on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the aggregate amount of the Estimated Closing Company Transaction Expenses;

(c) deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement;

(d) on behalf of the Equity Holders, pay to the Stockholders’ Representative the Administrative Expense Amount for deposit into the Administrative Expense Account;

(e) on behalf of the Company, pay to the account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the Warrant Payment Amount for the benefit of the Warrant Holder; and

(f) on behalf of the Company, pay to the account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the Contingent Stock Purchase Payment Amount.

Section 2.5 Conversion of Parent Securities. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Conversion of Parent Common Stock. Each issued and outstanding share of Parent Common Stock, excluding shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares, will be canceled and convert automatically into the right to receive one (1) share of PubCo Common Stock.

(b) Conversion of Parent Warrants. At the Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Effective Time shall be converted into a PubCo Warrant (or equivalent portion thereof), following which all such Parent Warrants shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants. At or prior to the Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of shares of PubCo Common Stock for delivery upon the exercise of such PubCo Warrants.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Parent Common Stock held in the treasury of Parent and any shares of Parent Common Stock owned by any Subsidiary of Parent will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(d) Equity Interests of Parent Merger Sub. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any shares of capital stock of Parent or Parent Merger Sub, each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Parent Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of the Parent Surviving Subsidiary.

Section 2.6 Conversion of Company Securities. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock, excluding shares of Company Common Stock to be canceled pursuant to Section 2.6(b), Exercised Option Shares which are subject to the provisions of Section 2.7, and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount rounded up to the nearest whole cent; (ii) a number of shares of PubCo Common Stock equal to the Stock Amount; and (iii) a contingent right to a portion of the Escrow Amount, Administrative Expense Amount, any additional consideration received pursuant to Section 2.12, any Bonus Repayment Amount and any amounts payable pursuant to the Tax Receivables Agreement (clauses (i) through (iii) collectively, the “Stock Consideration”), in each case, payable, without interest, to the applicable Company Stockholder in accordance with Section 2.3(a) and Section 2.10.

(b) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock held in the treasury of the Company (including, if applicable, the Contingent Stock Purchase Shares) and any shares of Company Common Stock owned by PubCo or any Subsidiary of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c) Equity Interests of Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or any Company Merger Sub, (i) each share of common stock of Company Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Company Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of the Company Surviving Subsidiary, (ii) each share of common stock of Company Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals Holdings, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals Holdings, Inc., (iii) each share of common stock of Company Merger Sub 3 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals Holdings II, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals Holdings II, Inc., and (iv) each share of common stock of Company Merger Sub 4 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals, Inc.

Section 2.7 Treatment of Options.

(a) Prior to the Effective Time, the Company shall, subject to and conditioned upon the Closing, take all necessary action, which action will be effective as of the Effective Time, to:

(i) terminate the Stock Option Plan and all Option Agreements; and

(ii) cancel each Option (whether vested or unvested), but excluding, for the avoidance of doubt, any Options exercised prior to the Effective Time.

(b) With respect to any unvested Option, such Option shall be canceled and terminated at the Effective Time for no consideration, and the Option Holder holding such unvested Option shall have no further rights in respect thereof.

(c) The Company shall send written notice of the transactions contemplated hereby (an “Option Notice”) to each Option Holder holding vested Options (including those Options that would vest in connection with the transactions contemplated by this Agreement) (“Vested Options”) at least six (6) days prior to the Closing Date in accordance with the Stock Option Plan and the applicable Option Agreement. The Option Notice shall offer the applicable Option Holder, upon the entry into a general release of claims and any other documentation provided for under the Stock Option Plan and the applicable Option Agreement, the opportunity to exercise his or her Vested Options in connection with, and conditioned upon the occurrence of, the Closing. If any such Option Holder elects to exercise his or her Vested Options in accordance with the terms of the Option Notice (such Option Holder, an “Exercising Option Holder”), such Vested Options shall be exercised, conditioned upon the occurrence of the Closing, and the Company shall issue to such Option Holder such number of shares of Company Common Stock for which such Vested Options are exercised immediately prior to the Effective Time (the “Exercised Option Shares”), and from and after such time such Option Holder shall be deemed to be a holder of Company Common Stock hereunder; provided, that, all payments with respect to Company Common Stock held pursuant to such exercise shall be made as provided in Section 2.7(e). The Vested Options formerly held by such Option Holder shall terminate upon such exercise.

(d) To the extent any Option Holder fails to elect to exercise his or her Vested Options in accordance with the terms of the Option Notice, such unexercised Vested Options shall be canceled and terminated at the Effective Time for no consideration, in accordance with the Stock Option Plan and the applicable Option Agreement, and the Option Holder holding such unexercised Vested Options shall have no further rights in respect thereof.

(e) With respect to any Exercised Option Shares, such Exercised Option Shares shall be cancelled and terminated at the Effective Time, and the Exercising Option Holder thereof shall be entitled to receive: (i) an amount in cash equal to (A) the Cash Amount, multiplied by (B) the number of Exercised Option Shares (the “Exercised Option Shares Cash Consideration”); (ii) a number of shares of PubCo Common Stock equal to the Stock Amount, multiplied by the number of Exercised Option Shares (the “Exercised Option Shares Stock Consideration”); and (iii) a contingent right to a portion of the Escrow Amount, Administrative Expense Amount, any additional consideration received pursuant to Section 2.12, any Bonus Repayment Amount and any amounts payable pursuant to the Tax Receivables Agreement (clauses (i) through (iii) collectively, the “Exercised Option Shares Consideration”), in each case payable, without interest, to the applicable Exercising Option Holder in accordance with Section 2.10; provided, however, that the Company will offset against the payment of the Exercised Option Shares Cash Consideration the aggregate exercise price per share of Company Common Stock issuable under the Option with respect to the Exercised Option Shares received. Payment pursuant to this Section 2.7(e) shall constitute the sole consideration payable in respect of the Exercised Option Shares, and no consideration shall be paid in respect of any other Options.

Section 2.8 Treatment of Warrants.

(a) At least ten (10) Business Days prior to the Closing Date, the Company shall send a notice (the “Warrant Notice”) to the Warrant Holder in accordance with the terms and conditions of the Warrant Agreement, notifying the Warrant Holder of the transactions contemplated hereby.

(b) If the Warrant Holder does not exercise its Put Right (as defined in the Warrant Agreement) at least five (5) Business Days prior to the Closing Date, the Company shall exercise its Call Right (as defined in the Warrant Agreement) prior to the Closing. The Company shall consummate the Put Closing (as defined in the Warrant Agreement) or its Call Right (as defined in the Warrant Agreement) at the Effective Time, conditioned upon the occurrence of the Closing.

Section 2.9 Exchange Procedures for Parent Stockholders.

(a) Parent Exchange Fund. At the Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Parent Stockholders, evidence of book-entry shares representing a number of whole shares of PubCo Common Stock equal to the number of issued and outstanding shares of Parent Common Stock as of immediately prior to the Effective Time. Any such shares of PubCo Common Stock deposited with the Exchange Agent, shall be referred to as the “Parent Exchange Fund”. The Parent Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.9, at the Closing, PubCo shall cause to be issued or paid from the Parent Exchange Fund to each Parent Stockholder that holds Parent Common Stock (other than shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number shares of PubCo Common Stock equal to the number of shares of Parent Common Stock held by such Parent Stockholder.

(b) Exchange Procedures. Prior to the Closing, Parent shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each Parent Stockholder entitled to convert its Parent Common Stock pursuant to Section 2.5(a), a Parent Letter of Transmittal substantially in the form of Exhibit B attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Parent Letter of Transmittal”). Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, a Parent Stockholder does not deliver to the Exchange Agent a duly executed and completed Parent Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided, that such Parent Stockholder shall not be entitled to receive its PubCo Common Stock until such Person delivers a duly executed and completed Parent Letter of Transmittal to the Exchange Agent. Upon delivery of such duly executed Parent Letter of Transmittal by such Parent Stockholder to the Exchange Agent, such Parent Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, shares of PubCo Common Stock in respect of his, her or its shares of Parent Common Stock referenced in such Parent Letter of Transmittal. Until surrendered as contemplated by this Section 2.9, each share of Parent Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the shares of PubCo Common Stock to which such Parent Stockholder is entitled pursuant to this Article II.

(c) No Further Rights. All shares of PubCo Common Stock paid upon the surrender of Parent Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Parent Common Stock and there shall be no further registration of transfers on the stock transfer books of the Parent Surviving Subsidiary of the shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Parent Common Stock shall cease to have any rights as stockholders of Parent, except as provided in this Agreement or by applicable Law.

(d) Dividends. No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid with respect to any Parent Redeemed Shares or to any Parent Stockholder that has not delivered a properly completed, duly executed Parent Letter of Transmittal. After the delivery of a Parent Letter of Transmittal, such Parent Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Parent Stockholder.

(e) Parent Redeemed Shares. Any share of Parent Common Stock held by any Parent Stockholder that exercises redemption rights pursuant to the Offer (a “Parent Redeemed Share”) shall be canceled and converted into the right to receive the consideration set forth in the Offer. The Parent Parties shall give the Stockholders’ Representative prompt notice of the exercise of any redemption rights pursuant to the Offer.

Section 2.10 Exchange Procedures for Company Stockholders and Exercising Option Holders.

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to (i) each Company Stockholder entitled to receive the Stock Consideration pursuant to Section 2.6(a), a letter of transmittal substantially in the form of Exhibit C attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Company Letter of Transmittal”), and (ii) to each Exercising Option Holder entitled to receive the Exercised Option Shares Consideration pursuant to Section 2.7, an Option Exercise Agreement substantially in the form of Exhibit D attached hereto (the “Option Exercise Agreement”), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, (A) a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, or (B) an Exercising Option Holder does not deliver to the Company a duly executed and completed Option Exercise Agreement, then, in each case, such failure shall not alter, limit or delay the Closing; provided, that such Company Stockholder or Exercising Option Holder, as the case may be, shall not be entitled to receive its respective Stock Consideration or Exercised Option Shares Consideration, as applicable, until such Person delivers a duly executed and completed Company Letter of Transmittal or Option Exercise Agreement, as applicable, to the Exchange Agent (in the case of a Company Letter of Transmittal) or the Company Surviving Subsidiary (in the case of an Option Exercise Agreement). Upon delivery of such duly executed Company Letter of Transmittal by such Company Stockholder to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the Stock Consideration in respect of his, her or its shares of Company Common Stock referenced in such Company Letter of Transmittal. Until surrendered as contemplated by this Section 2.10, each share of Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Stock Consideration to which such Company Stockholder is entitled pursuant to this Article II. Upon the delivery to the Company Surviving Subsidiary of a duly executed Option Exercise Agreement, payment of the Exercised Option Shares Consideration (without interest) to such Exercising Option Holder in respect of his, her or its Exercised Option Shares shall be made by or on behalf of the Company Surviving Subsidiary.

(b) No Further Rights. All Stock Consideration paid upon the surrender of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Common Stock and there shall be no further registration of transfers on the stock transfer books of the Company Surviving Subsidiary of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(c) Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class B Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Parent Merger, then the definition of Total Share Count and Reference Price shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.10(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of PubCo Common Stock shall be issued in exchange for Parent Common Stock, Company Common Stock or Exercised Option Shares. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Parent Common Stock, Company Common Stock or the Exercised Option Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PubCo Common Stock which such holder would otherwise be entitled to receive pursuant to this Article II.

(e) Dividends. No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal or to any Exercising Option Holder that has not delivered a properly completed, duly executed Option Exercise Agreement. After the delivery of such materials, the Company Stockholder or Exercising Option Holder, as applicable, shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Company Stockholder or Exercising Option Holder.

(f) Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and PubCo shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.10, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give PubCo (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of PubCo, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company and the Stockholders’ Representative shall (or shall cause their Affiliates to) enforce any contractual waivers that the Equity Holders have granted regarding appraisal rights that would apply to the Company Merger.

Section 2.11 Withholding Rights. Each of the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Parent Stockholders or the Equity Holders in respect of which such deduction and withholding was made.

Section 2.12 Adjustment to the Merger Consideration.

(a) The Merger Consideration shall be increased or reduced as set forth in Section 2.12(f) hereof. Any increase or decrease in the Merger Consideration pursuant to this Section 2.12 shall be referred to as a “Merger Consideration Adjustment”. Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 2.12 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

(b) Within ninety (90) days after the Closing Date, PubCo shall prepare and deliver to the Stockholders’ Representative a statement (the “Preliminary Closing Statement”), which sets forth PubCo’s calculation of (i) the Net Working Capital as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Closing Net Working Capital”), (ii) the Cash and Cash Equivalents as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Closing Cash”), (iii) the Indebtedness of the Company and the Company Subsidiaries as of immediately prior to the Closing (the “Closing Indebtedness”), and (iv) the Company Transaction Expenses as of immediately prior to the Closing (the “Closing Company Transaction Expenses”), in each case prepared in accordance with GAAP, and to the extent in accordance with GAAP, the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements, along with reasonable supporting detail to evidence PubCo’s calculations, explanations and assumptions for the calculation of such amounts.

(c) The Stockholders’ Representative shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from PubCo to deliver to PubCo written notice of the Stockholders’ Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). During the thirty (30) day period following the Stockholders’ Representative’s receipt of the Preliminary Closing Statement, PubCo shall (i) permit the Stockholders’ Representative and its accountants to consult with the Company and PubCo’s accountants as reasonable, and (ii) provide to the Stockholders’ Representative and its accountants reasonable access during normal business hours and under reasonable circumstances to all relevant books and records and any work papers (including those of PubCo’s accountants subject to the execution of appropriate agreements with PubCo’s accountants) relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is received by PubCo, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date (A) on which the Stockholders’ Representative and PubCo resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm. During the sixty (60) days following PubCo’s receipt of a Notice of Disagreement, PubCo and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of PubCo and the Stockholders’ Representative.

(d) If PubCo and the Stockholders’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following PubCo’s receipt of such Notice of Disagreement (or such longer period as PubCo and the Stockholders’ Representative may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the dispute resolution group of BDO New York, or (ii) in the event such accounting firm is unable or unwilling to take such assignment, the dispute resolution group of a nationally recognized accounting firm mutually agreed upon by PubCo and the Stockholders’ Representative or, if PubCo and the Stockholders’ Representative cannot agree on an accounting firm within sixty (60) days after timely delivery of a Notice of Disagreement, each of PubCo and the Stockholders’ Representative shall select a nationally recognized accounting firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized accounting firm that neither presently is, nor in the past three (3) years has been, engaged by either Party or any of their respective Affiliates. The “Accounting Firm” means either (x) the dispute resolution group of BDO New York, (y) the accounting firm so agreed to by PubCo and the Stockholders’ Representative, or (z) the third accounting firm so selected by the two (2) accounting firms, in each case in accordance with this Section 2.12(d). PubCo and the Stockholders’ Representative shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. PubCo and the Stockholders’ Representative shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. PubCo and the Stockholders’ Representative shall instruct the Accounting Firm that, in resolving PubCo items in the Notice of Disagreement that are still in dispute and in determining the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by PubCo, on the one hand, or the Stockholders’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by PubCo, on the one hand, or the Stockholders’ Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and a single written presentation submitted by each of PubCo and the Stockholders’ Representative and a single written response of each of PubCo and the Stockholders’ Representative to each such presentation so submitted (iii) render a final resolution in writing to PubCo and the Stockholders’ Representative (which final resolution shall be requested by PubCo and the Stockholders’ Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, and (iv) provide a written report to PubCo and the Stockholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between PubCo, on the one hand, and the Equity Holders, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of PubCo and the Stockholders’ Representative bears to the amount actually contested by such Party; provided, that any amount owed by the Equity Holders shall be satisfied solely from the Escrow Fund.

(e) The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.12 upon the earliest of the (i) failure of the Stockholders’ Representative to notify PubCo of a dispute within thirty (30) days after the Stockholders’ Representative receives the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.12(c), by PubCo and the Stockholders’ Representative, and (iii) resolution of all disputes, pursuant to Section 2.12(d), by the Accounting Firm.

(f) Within five (5) Business Days following the determination of the Final Closing Statement, the Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Company Transaction Expenses in accordance with Section 2.12(c) or Section 2.12(d), as applicable:

(i) if there is a Final Deficit, then PubCo shall be entitled to claim solely from the Escrow Fund an amount of cash equal to the lesser of (A) the remaining amount of the Escrow Fund, and (B) the Final Deficit, and PubCo and the Stockholders’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to PubCo; and

(ii) if there is a Final Surplus, then PubCo shall pay to the Exchange Agent, on behalf of the Company Stockholders and the Exercising Option Holders, an amount of cash equal to such Final Surplus, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

(g) All payments required under this Section 2.12 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s).

(h) If any amounts remain in the Escrow Fund after giving effect to the payments in Section 2.12(f), PubCo and the Stockholders’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release to the Exchange Agent, on behalf of the Company Stockholders and the Exercising Option Holders, an amount of cash equal to such remaining Escrow Fund, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

(i) The issuance of Exercised Option Shares to an Exercising Option Holder in respect of a Vested Option shall be treated for Tax purposes as a payment, when and if made, of compensation for services in an amount equal to the fair market value of the Exercised Option Shares (which, for the avoidance of doubt, shall reflect the full fair market value of payments under the Tax Receivables Agreement and on account of the Bonus Repayment Amount, in each case, in respect of such Exercised Option Shares) issued to the Exercising Option Holder, reduced by the applicable exercise price relating to such Exercised Option Shares. The Exercised Option Shares Cash Consideration shall be reduced by the amount of any required federal, foreign, provincial, state, or local withholding Taxes payable by the Company with respect to such exercise of the Vested Option and issuance of Exercised Option Shares; provided, however, that if the Exercising Option Holder’s Exercised Option Shares Cash Consideration is less than the amount of such required withholding Taxes (such shortfall, the “Underpaid Tax Amount”), the Exercising Option Holder shall pay to the Company in cash, or make arrangements satisfactory to the Company regarding the payment of, the Underpaid Tax Amount. PubCo shall pay or shall cause the Company to pay such withholding Taxes to the applicable Governmental Entities as required by Law.

Section 2.13 Tax Consequences. It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

Article III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except in each case as set forth in the applicable disclosure schedules, corresponding to the referenced section below or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1 Organization.

(a) Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

(b) Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. Each Group Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Approval”). The Requisite Company Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists only of 600,000.00 shares of Company Common Stock. As of the date hereof, there are 508,519.2 shares of Company Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Common Stock were issued in violation of any preemptive rights, Laws or Orders, and are owned, beneficially and of record, by the Equity Holders. Except as set forth on Schedule 3.3(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating either the Equity Holders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock, or any other interest in the Company, including any security convertible or exercisable into Company Common Stock. Schedule 3.3(a) sets forth the name of each Option Holder and the maximum number of shares of Company Common Stock that are issuable (as of the date hereof) pursuant to such Option held by the Option Holder. Except as set forth on Schedule 3.3(a), there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock or to make any investment in any other Person.

(b) Except as set forth on Schedule 3.3(b), all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and are owned by the Company, whether directly or indirectly, free and clear of all Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c) Except as set forth on Schedule 3.3(c), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.

Section 3.4 Company Subsidiaries. Schedule 3.4 sets forth a true and complete list of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, and subject to the receipt of the Requisite Company Approval, the filing of the Parent Certificate of Merger and the Company Certificate of Merger, and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated by this Agreement, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.6 Financial Statements.

(a) The Company has made available to Parent copies of the audited consolidated balance sheet of the Company as of August 27, 2016 and August 29, 2015, and the related audited consolidated statements of operations and cash flows of the Company for each of the 52 weeks ended August 27, 2016, December 27, 2014 and December 28, 2013 and for the 35 weeks ended August 29, 2015, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company as of February 25, 2017 (the “Interim Balance Sheet”) and February 27, 2016 and the related unaudited consolidated statements of operations and cash flows of the Company for the 26-week periods then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 3.6, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7, the Group Companies do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Balance Sheet Date:

(a) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance;

(d) there has been no change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and

(e) no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1(b)(i) through (iv), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xvii) or Section 5.1(b)(xxii).

Section 3.9 Real Estate.

(a) No Group Company owns a fee interest in any real property.

(b) Schedule 3.9(b) lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Schedule 3.9(b) sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease.

(d) The leasehold interests of the Group Companies and the Leased Real Properties constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Group Companies.

(e) Except as set forth on Schedule 3.9(e), with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) no Group Company is in material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein, and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including, as appropriate, registration and application dates and numbers; (ii) all registered copyrights and copyright applications owned by any of the Group Companies; including, as appropriate, registration and application dates and registration numbers; (iii) all domain names owned by the Group Companies, including the name of the registrant and the expiry date; (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, issuance and application dates and numbers; and (v) all Company Software.

(b) Except as set forth on Schedule 3.10(b), (i) all Trademarks owned by any Group Company that are material to the business of the Group Companies (“Company Material Trademarks”) have been registered with the United States Patent and Trademark Office and all corresponding non-U.S. registration offices where the Group Companies do material business related to the goods or services associated with such Trademarks, and are in compliance with all requirements of all applicable registration offices (including through the timely filing of all affidavits of use, incontestability, renewal applications, and other post-registration filings); (ii) no Person possesses any rights that would restrict or conflict in any material respect with the use by any Group Company of any Company Material Trademarks in the conduct of the business of the Group Companies anywhere in the United States or, to the Knowledge of the Company, in any other country in which any Group Company currently operates, or proposes to operate; (iii) each registered Company Material Trademark has been in continuous use by a Group Company since the date of first use alleged in such registration; and (iv) the Group Companies have enforced quality control over the licensees of all Company Material Trademarks adequate to maintain the validity and enforceability of such Company Material Trademarks, free of any claim of abandonment or non-use.

(c) Except as set forth on Schedule 3.10(c), (i) a Group Company (x) exclusively owns and possesses all right, title and interest in or to, or (y) has the right pursuant to a Company IP Agreement to use, all Intellectual Property used or held for use in, the conduct of the business of the Group Companies (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Registered IP is valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable), (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Owned Intellectual Property, and (iv) the Group Companies have paid all maintenance and other fees necessary to maintain the Company Registered IP until ninety (90) days after the Closing Date.

(d) Schedule 3.10(d) sets forth a listing of all of the following to which any Group Company is a party: (i) Intellectual Property licenses, other than non-material Intellectual Property licenses entered into in the Ordinary Course, (ii) Contracts containing covenants not to sue for infringement, misappropriation, or other violations of Intellectual Property, and (iii) Contracts that contain options, rights of first refusal, or other contingent rights in or to Intellectual Property (collectively “Company IP Agreements”), other than licenses of commercially available, off-the-shelf computer software programs with a replacement cost and/or annual license, maintenance and other fees of less than $50,000, in the aggregate.

(e) Except as set forth on Schedule 3.10(e): (i) neither the use of the Intellectual Property as currently used by the Group Companies in the conduct of their business, nor the conduct of their business as presently conducted, infringes, misappropriates or violates the rights of any Person in any Intellectual Property; and (ii) no Group Company has received any written notice in the past six (6) years alleging any of the same.

(f) Except as set forth on Schedule 3.10(f): (i) there are no claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last six (6) years, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Company Intellectual Property.

(g) A Group Company owns all right, title and interest in and to, or is authorized to use pursuant to a Company IP Agreement or other valid written license, all Intellectual Property necessary for the conduct the business of the Group Companies.

(h) Each Group Company has taken commercially reasonable measures to maintain enforce and protect all Company Owned Intellectual Property, including its trade secrets and other information. Except as set forth on Schedule 3.10(h), since December 8, 2010, each past and present employee, consultant, or contractor of any Group Company has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any Intellectual Property on behalf of a Group Company, assigns to a Group Company all of such Intellectual Property, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property, and each such agreement is valid and enforceable in accordance with its terms, and, to the Knowledge of the Company, no such Person has breached any such agreement.

(i) Except as set forth on Schedule 3.10(i), since December 8, 2010, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned, licensed, leased, or otherwise used or held for use in the conduct of the business of the Group Companies (collectively, the “Company Systems”). The Group Companies have put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and any Personal Data in any Group Company’s possession or control and (ii) the Company Systems and any such Personal Data from unauthorized access, use, modification or corruption. The Group Companies maintain and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity procedures. Except as set forth on Schedule 3.10(i), for the three (3) years prior to the date hereof, the Group Companies have been in material compliance with any applicable Data Security Requirements, and (x) no Person has made any illegal or unauthorized use of, or had unauthorized access to, the Company Systems or any Personal Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies, and (y) to the Knowledge of the Company, no Group Company has been under any investigation by any Governmental Entity regarding its protection, storage, use or disclosure of Personal Data.

(j) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which the Company Intellectual Property and Company Systems were owned, used, or held for use by such Group Company prior to the Closing Date.

Section 3.11 Litigation.

(a) Except as set forth on Schedule 3.11, since December 31, 2012, there have not been, and there are no, Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No Group Company has filed or intends to file any material Action against any other Person since December 31, 2012.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party (“Company Material Contracts”):

(i) any stockholder, partnership or other Contract with a holder of equity securities of any Group Company relating to their ownership of equity securities, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, or registration rights agreement;

(ii) any non-competition Contract or other Contract that purports to limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(iii) any employment or consulting Contract with any employee or individual service provider of any Group Company that (A) provides annual compensation in excess of $150,000 or (B) is not terminable at-will and without any liability to any Group Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv) change in control, transaction bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;

(v) Company IP Agreements;

(vi) any Contract providing for indemnification by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(vii) Contract evidencing Indebtedness of any Group Company;

(viii) Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix) joint venture, strategic alliance and similar Contracts;

(x) any Contracts listed on Schedule 3.21;

(xi) any Contract (other than non-continuing purchase orders) with any Material Customer or Material Supplier;

(xii) any Contract (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of $500,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii) any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv) any Contract entered into in the last four (4) years for the settlement of any Action for which any Group Company has any ongoing liability or obligation;

(xv) any Contract requiring or providing for any capital expenditure in excess of $500,000;

(xvi) material interest rate, currency or other hedging Contract;

(xvii) any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company;

(xviii) any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xix) any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xx) any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; and

(xxi) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration in excess of $1,000,000 in the current fiscal year of the Group Companies.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) all material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b) all Taxes due and owing by any of the Group Companies have been paid in full;

(c) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled;

(e) no claims for additional Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(f) the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g) there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof and none of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes;

(h) there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet due and payable);

(i) other than the Tax Receivables Agreement, no Group Company is a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j) no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(k) no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) no claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction;

(m) the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n) none of the assets of the Company and the Company Subsidiaries are an equity interest in an entity or arrangement classified as a partnership for United States federal, state or local income Tax purposes;

(o) each Group Company is, and has been at all times since December 10, 2010, treated as a corporation for United States federal tax purposes;

(p) no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); and

(q) none of the Company or any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.14 Environmental Matters.

(a) Each Group Company is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to any material liability of the Group Companies pursuant to any Environmental Laws.

(c) None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(d) No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any pending Action, Order or any actual or alleged liability (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective employees, agents or Representatives, or (ii) relating to any Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.15 Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the summary plan description and any material modifications thereto; and (v) any related insurance contracts or funding arrangements.

(b) Except as set forth on Schedule 3.16(b):

(i) No Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan”;

(ii) No Company Benefit Plan is and no Group Company has any current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no Group Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(iii) Each Company Benefit Plan and related trust has been established, administered, funded and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been timely made;

(iv) No liability, claim, action, proceeding, audit, investigation or litigation has been made, commenced or threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);

(v) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or adversely affect the qualification of such Company Benefit Plan;

(vi) No Group Company has incurred any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code and no Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer or director of any Group Company or any other Person except as required by COBRA and for which the recipient pays the full cost;

(vii) No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(viii) No Group Company has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan with respect to which liability to a Group Company remains;

(ix) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code; none of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code; and

(x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(c) Except as set forth on Schedule 3.16(c), each Option (i) has an exercise price at least equal to the fair market value of the underlying shares of Common Stock as of the grant date and any repricing with respect to the Options did not cause such Options to be deferred compensation under Section 409A of the Code or otherwise non-compliant under Section 409A of the Code; (ii) has not had its exercise date or grant date delayed or “back-dated”; and (iii) has been issued in compliance with all applicable Laws and properly accounted for in all respects in accordance with GAAP.

Section 3.17 Labor Relationships. Except as otherwise disclosed on Schedule 3.17:

(a) None of the Group Companies’ employees are represented by a union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body. There are no, and within the past five (5) years have been no, union organizing or decertification activities relating to employees of any of the Group Companies.

(b) None of the Group Companies’ employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.

(d) None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(e) To Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(f) The Group Companies are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates and/or benefits to workers.

Section 3.18 International Trade & Anti-Corruption Matters.

(a) None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b) During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19 Certain Fees. Except as set forth on Schedule 3.19, no Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Equity Holders or the Group Companies or any of their respective Affiliates.

Section 3.20 Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies. All such policies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.21, there are no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of such Group Company, or, to the Knowledge of the Company, any such director officer, stockholder, or warrant holder on the other hand (except any transactions or Contracts that are not material to the applicable Group Company).

Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement, as applicable, is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 3.23 Customers and Suppliers. Schedule 3.23 sets forth a list of the Group Companies’ Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending August 27, 2016, showing the approximate total sales by the Group Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during each such period. No such Material Supplier or Material Customer listed on Schedule 3.23, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, reduced its business with any of the Group Companies or adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such an action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.24 Compliance with Laws.

(a) Each Group Company is, and has been for the past three (3) years, in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Without limiting in any way the generality of other provisions of this Agreement, except as identified on Schedule 3.24(b):

(i) The Company is, with respect to every product currently made, sold, marketed or under development (each a “Product”), in substantial or full compliance with the applicable provisions of the Federal Food, Drug and Cosmetic Act (“FDC Act”) and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”), any applicable provisions of the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Egg Products Inspection Act, and the applicable regulations and requirements adopted by the U.S. Department of Agriculture (the “USDA”), the applicable provisions of the Federal Trade Commission Act (“FTC Act”), and the applicable regulations, and guidance administered by the Federal Trade Commission (“FTC”), and any applicable requirements established by any other federal, state or local authorities responsible for regulating food products and establishments (collectively, the “Government Food Authorities”), as well as with all material terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Company by the FDA, the USDA, or any Government Food Authority, including, but not limited to, any applicable good manufacturing practices, or sanitation requirements, product or nutrition labeling requirements, inspection requirements, product composition requirements, and warehousing procedures, shipping requirements, and shelf-life requirements.

(ii) None of the Group Companies, the Products, or, to the Knowledge of the Company, the facilities in which the Products are made or handled (including the facilities with which the Company has Contracts for services or goods) is now subject (and none has been subject during the previous three (3) years) to any material adverse inspection, recall, finding, investigation, penalty assessment, audit or other compliance or enforcement action, or, to the Knowledge of the Company, any material investigation, by the FDA, the USDA, any Government Food Authority, or any other authority having responsibility for the regulation of food products, which matter would be material to the Group Companies, taken as a whole. To the Knowledge of the Company, no supplier which supplies goods (including food, and ingredients) or services related to the Products is subject (or has been subject during the previous three (3) years) to any such adverse action with regard to such goods (including food, color additives or other ingredients) or services.

(iii) No Group Company nor, to the Knowledge of the Company, any third party retained by the Company has made on behalf of the Company any material false statements or material omissions in applications or other submissions to the FDA, the USDA, any Government Food Authority or any other authority having responsibility for the regulation of food products, and no Group Company nor, to the Knowledge of the Company, any third party retained by the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA, the USDA, any Government Food Authority, or other authority having responsibility for the regulation of food products.

(iv) The Company has not received any information or report from the FDA, FDA personnel, the USDA, USDA personnel, any Government Food Authority, or any other authority having responsibility for the regulation of food products, indicating that any of the Products are unsafe or unsuitable for their intended use, and, to the Knowledge of the Company, there are no facts that would reasonably be expected to result in the FDA, the USDA, any Government Food Authority, or other authority having responsibility for the regulation of food products, prohibiting or materially restricting the marketing, sale, distribution or use in the United States of any Product currently made, marketed, or under development by the Company, or the operation or use of any facility currently used by the Company in connection with the Products.

(c) Except as set forth on Schedule 3.24(c), during the past three (3) years there have been no product recalls, market withdrawals, embargoes, off-sale orders, warning letters or seizures with respect to any Products manufactured or sold by the Company. Further, no reports of reportable foods have been submitted to the Reportable Food Registry maintained by the FDA.

Section 3.25 Sufficiency of Assets. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Group Companies constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Group Companies after the Closing in the Ordinary Course.

Section 3.26 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules, as supplemented and amended), none of the Group Companies, any Equity Holder or any other Person makes any other express or implied representation or warranty with respect to the Group Companies, any Equity Holder or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Parties or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Parties by any director, officer, employee, agent, consultant, or representative of the Company or the Equity Holders or any of their respective Affiliates). The Company makes no representation or warranty to the Parent Parties regarding the probable success or future profitability of the Group Companies. Except as expressly set forth in this Article III (as modified by the Schedules, as supplemented and amended), the condition of the assets of the Group Companies shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of any Group Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any Due Diligence Materials made available to the Parent Parties or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1 Organization. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent Parties is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Parent Parties, taken as a whole. Parent has no Subsidiaries. Except for the Merger Subs, PubCo has no Subsidiaries. Except as set forth in the preceding sentence, none of Parent, PubCo or the Merger Subs owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2 Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Capitalization.

(a) Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of each of PubCo and each Merger Sub. Parent is the sole record and beneficial owner of all of the issued and outstanding capital stock of PubCo, free and clear of any Liens, and PubCo is the sole record and beneficial owner of all of the issued and outstanding equity securities of each Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of PubCo, and no Person other than PubCo has any rights with respect to such equity securities of each Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(b) The authorized capital stock of Parent consists of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Parent Common Stock, (ii) 20,000,000 shares of Parent Class B Stock, and (iii) 1,000,000 shares of Parent Preferred Stock. As of March 30, 2017, the issued and outstanding capital stock of Parent consists of 50,312,500 shares of capital stock, consisting of (A) 40,250,000 shares of Parent Common Stock, (B) 10,062,500 shares of Parent Class B Stock, and (C) no shares of Parent Preferred Stock. All of the shares of PubCo Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class B Stock or Parent Preferred Stock, or obligating Parent to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Parent Common Stock, Parent Class B Stock, Parent Preferred Stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class B Stock or Parent Preferred Stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class B Stock, Parent Preferred Stock or any other interest in Parent, other than the obligation to redeem Parent Common Stock pursuant to Parent’s charter. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class B Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c) Parent has issued 20,116,667 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d) Each holder of any of the shares of Parent Class B Stock initially issued to Parent Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Stock pursuant to the Organizational Documents of Parent.

Section 4.4 Consents and Approvals; No Violations. Subject to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders, the filing of the Parent Certificate of Merger and the Company Certificate of Merger, the filing of any Parent Report, NASDAQ approval, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, or (d) violate any Law or Order applicable to any Parent Party, excluding from the foregoing clauses (b), (c) and (d), such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (a) the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. No Parent Party has any material off-balance sheet arrangements that are not disclosed in the Parent Reports.

Section 4.6 Financial Capability. Parent has delivered to the Company a true and complete copy of the executed debt commitment letter among Barclays Bank PLC, Goldman Sachs Bank USA and Parent dated as of April 10, 2017 and as amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms herein, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other Person that becomes a party thereto by joinder or otherwise, the “Lenders”) have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein, for, among other things, the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. As of the date of this Agreement, there are no conditions precedent related to the obligations of the Lenders to fund the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter, and, other than a fee letter relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company, with fee amounts and “flex provisions” redacted (which redacted terms do not adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing)), there are no side letters or other contracts or binding arrangements (oral or written) to which any Parent Party is a party related to the funding at the Closing of the Debt Financing other than the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Debt Financing, together with the amount in the Trust Account and, as of the date of this Agreement, other Available Cash will, in the aggregate, be sufficient for the satisfaction of all of the payment obligations of the Parent Parties under this Agreement at the Closing, including the payment of (i) the aggregate Merger Consideration, and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by the Parent Parties in connection with the transactions contemplated by this Agreement and the Debt Financing at the Closing, including any repayment or refinancing of Indebtedness as a result of the consummation of the transactions contemplated by this Agreement (such amount, the “Required Financing Amount”). As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of Parent under the Debt Commitment Letter or, to its knowledge, any other party to the Debt Commitment Letter and (B) assuming the satisfaction of the conditions contained in Article VI, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or the amount in the Trust Account and Available Cash in the aggregate constituting the Required Financing Amount will not be available to Parent at the Closing. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Commitment Letter.

Section 4.7 No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the yearly period ended December 31, 2016, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of a Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since September 30, 2016 in the Ordinary Course, (b) incurred since September 30, 2016 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in this Agreement (or its schedules), or (d) which would not reasonably be expected to be material to such Parent Party.

Section 4.8 Litigation. There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.9 Parent Material Contracts.

(a) Section 4.9(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Material Contracts.

(b) The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to be material to Parent.

Section 4.10 Tax Returns; Taxes. Except as otherwise disclosed on Section 4.10 of the Parent Disclosure Schedule:

(a) all material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b) all Taxes due and owing by Parent have been paid in full;

(c) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full, accrued on the books of Parent or finally settled;

(e) no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;

(f) there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any material Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet due and payable);

(h) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and

(i) Parent is not nor has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.11 Compliance with Laws. Each Parent Party is in compliance with all Laws applicable to its respective businesses or operations, except for violations of such Laws that would not reasonably be expected to be material to the Parent Parties, taken as a whole. To the knowledge of each Parent Party, no Parent Party has received any written notice of or been charged with the violation of any such Laws.

Section 4.12 Certain Fees. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither the Company nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Parent Parties or any of their Affiliates.

Section 4.13 Organization of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 4.14 SEC Filings; NASDAQ; Investment Company Act.

(a) Parent has filed with or furnished to the SEC all Parent Reports.

(b) As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Since July 14, 2016, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock from NASDAQ or the SEC.

(f) Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act).

(g) Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

(h) Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent Reports). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 4.16 Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.17 Trust Account.

(a) As of the date hereof, Parent has at least $402,794,587 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 14, 2016, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.18 Affiliate Transactions. Except as described in the Parent Reports, there are no transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

Section 4.19 Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Representatives (except the specific representations and warranties of the Company set forth in Article III), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the Due Diligence Materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(b) no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Article V

COVENANTS

Section 5.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, set forth on Schedule 5.1, or as consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or in consultation with Parent (only with respect to Section 5.1(b)(v), Section 5.1(b)(vii) and Section 5.1(b)(xvi)):

(a) the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain existing relationships with its Material Customers and Material Suppliers; and

(b) the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i) make any change in or amendment to its Organizational Documents;

(ii) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prohibit an Option Holder from otherwise exercising any or all Options held by such Option Holder in accordance with the applicable Option Agreement);

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv) other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(v) amend in any adverse respect or terminate or extend any (A) Contracts listed on Schedule 3.21, (B) settlement Contracts providing for injunctive or equitable relief, (C) Contracts with Material Customers or Material Suppliers, or (D) Contracts related to endorsements (or similar arrangements) or marketing Contracts related to digital vendor Contracts, or enter into a Contract which, had it been entered into prior to the date hereof, would have been such a Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of, or otherwise extend, any Company Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi) (A) incur any Indebtedness in excess of $1,000,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course;

(vii) (A) grant or agree to grant to any employee or other independent contractor of the Company or any of the Company Subsidiaries, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits except for annual cost of living increases in the Ordinary Course, or (B) adopt or establish any new compensation or employee benefit plans or arrangements, or amend, terminate, or agree to amend or terminate any existing Company Benefit Plans, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), or (D) subject to Section 5.23, make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Parent, or (E) enter into any new collective bargaining agreement or employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $150,000 or (y) which is not terminable upon notice and without liability to any of the Group Companies, except (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or any of the Company Subsidiaries in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Parent prior to the date hereof and set forth on Schedule 3.16(a) or (F) modify in any respect the terms of any existing employment, consulting or other compensation agreement or collective bargaining agreement or (G) make any change to the key management structure of the Group Companies, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”);

(viii) (a) make, change or rescind any Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (c) change any Tax period, (d) adopt or change any method of Tax accounting, (e) file any amended Tax Return or claim for a Tax refund, (f) surrender any right to claim a refund of Taxes, (g) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (h) request any Tax ruling from a competent authority;

(ix) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a post-Closing Tax or other liability;

(x) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi) unless required by Law, (i) modify, extend, or enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xii) implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (collectively, “WARN”);

(xiii) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

(xiv) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the Ordinary Course;

(xv) make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvi) make any material change to the marketing strategy of the Company or any Company Subsidiary;

(xvii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $150,000 individually or $300,000 in the aggregate;

(xviii) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) other than capital expenditures in an amount not to exceed $150,000 individually or $300,000 in the aggregate;

(xix) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate;

(xx) enter into any new line of business;

(xxi) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of options as contemplated by this Agreement;

(xxii) fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement; or

(xxiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

(c) Notwithstanding anything to the contrary set forth herein, the Company shall be permitted to take all actions (i) required to satisfy its obligations with respect to the Put Right (as defined in the Warrant Agreement), to the extent exercised by the Warrant Holder, or (ii) in connection with exercising the Call Right (as defined in the Warrant Agreement); provided, that in either case, the amount payable to the Warrant Holder in connection with such call or put right shall be included in the “Warrant Payment Amount” hereunder and any expenses incurred in connection therewith are Company Transaction Expenses.

Section 5.2 Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year;

(b) other than the Permitted Equity Financing, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Parent Common Stockholder Redemption or the Parent Merger at the Closing);

(d) authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Parent Common Stockholder Redemption at the Closing);

(e) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f) other than with respect to the Closing Debt, incur any material Indebtedness;

(g) make any material Tax election not required by Law or settle or compromise any material Tax liability other than in the Ordinary Course;

(h) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of such Parent Party (other than a change of an annual accounting period);

(i) take any action that is reasonably likely to prevent, delay or impede the consummation of the Mergers or the other transactions contemplated by this Agreement;

(j) with respect to Parent, fail to be listed as a public company on NASDAQ;

(k) with respect to Parent, fail to use its commercially reasonable efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

(l) make any amendment or modification to the Trust Agreement;

(m) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(n) enter into, amend or modify any transaction or Contract with any Parent Party, Parent Sponsor, or any of their respective Affiliates, other than as set forth on Section 5.2 of the Parent Disclosure Schedule;

(o) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3 Parent Equity Issuances.

(a) Notwithstanding Section 5.2 above, the Parties intend that Parent will have the right to issue additional equity in connection with the Closing as contemplated by and subject to the limitations set forth in this Section 5.3. Parent may issue additional shares of Parent Common Stock (the “Permitted Equity Financing”) to be converted share for share into Common Stock of PubCo pursuant to the subscription agreements listed on Section 5.3 of the Parent Disclosure Schedule (the “Subscription Agreements”). The Permitted Equity Financing shall be subject to the conditions set forth on Schedule 5.3 of the Company Disclosure Schedule being satisfied as of immediately following the Closing.

(b) From and after the date hereof and ending at the earlier of (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and consummate the Permitted Equity Financing on the terms and condition described in the Subscription Agreements. No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Subscription Agreements.

(c) In connection with any Permitted Equity Financing, Parent Sponsor shall waive or cause the waiver of, and agrees not to assert or perfect, any rights to adjustment with respect to the Class B Common Shares pursuant to the Amended and Restated Certificate of Incorporation of Parent, including Section 4.3(b)(ii) thereof.

Section 5.4 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.5 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement reasonably promptly after the date hereof, including obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby. Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. In addition to the foregoing, the Parent Parties agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby; provided however that any costs incurred in connection with such consents shall be Company Transaction Expenses.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.6 Public Announcements. None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.6; provided, further, that no such consent shall be required if Stockholders’ Representative has not responded to Parent within one (1) Business Day following receipt of the written request for such consent. Nothing in this Section 5.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders’ Representative.

Section 5.7 Supplemental Disclosure. From the date hereof through the Closing Date, the Company shall disclose any event, fact or circumstance that will cause the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied (each such disclosure, a “Supplement”), and if such failure cannot be cured within thirty (30) days of receipt of such Supplement by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing, then the Parent Parties will be entitled to terminate this Agreement pursuant to Section 8.1(e) by delivery of a written termination notice to the Stockholders’ Representative within twenty (20) days after delivery by the Company of such Supplement. If the Parent Parties do not provide a written termination notice pursuant to and in accordance with Section 8.2 within twenty (20) days after receiving any such Supplement referred to in the immediately preceding sentence, then the Parent Parties shall be deemed to have waived for all purposes of this Agreement all rights and remedies (including their right to not consummate the Mergers due to the failure of any of the conditions set forth in Section 6.3) hereunder or under applicable Law.

Section 5.8 Access to Information. Confidentiality. From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, provide to Parent Parties and their representatives (including any Financing Sources and their representatives) during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, or (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders’ Representative.

Section 5.9 Tax Matters.

(a) Tax Returns. PubCo shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Group Companies for all Tax periods (or portions thereof) ending on the Closing Date that have not yet been filed and are required to be filed after the Closing Date. PubCo shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

(b) PubCo shall provide the Stockholders’ Representative with a copy of each such income Tax Return for review and comment not later than thirty (30) days prior to its due date (including extensions). The Stockholders’ Representative shall review and comment on such Tax Returns within ten (10) days of receipt thereof. If the Stockholders’ Representative does not submit comments within such period, then the Stockholders’ Representative will be deemed to have approved such Tax Returns as prepared by PubCo, and PubCo will file such Tax Returns promptly. If the Stockholders’ Representative delivers comments to PubCo within such period, the Stockholders’ Representative and PubCo shall use good faith efforts to resolve any dispute in connection with such comments. In the event PubCo and the Stockholders’ Representative are unable to agree on any such revisions within five (5) days after the Stockholders’ Representative provides its comments, PubCo and the Stockholders’ Representative shall engage BDO New York to resolve the dispute, the costs of which shall be borne equally by the Equity Holders on the one hand, and PubCo on the other hand. Upon the final determination of such dispute, PubCo shall file or cause to be filed such Tax Returns promptly but no later than five (5) days after such final determination. Notwithstanding anything to the contrary in this Section 5.9(b), PubCo shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the independent public accounting firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, PubCo shall cause an amended Tax Return to be filed that reflects such resolution.

(c) PubCo shall cause the Group Companies to waive the carryback of any net operating loss generated in any Tax year ending on or before the Closing Date or any Tax year ending on or after the Closing Date that is attributable, in whole or in part, to the Transaction Deductions or to the remaining amortization deductions attributable to the step-up in basis to the Group Companies’ intangible assets that occurred as a result of the acquisition of Atkins Nutritionals, Inc., on October 29, 2003 as provided in Section 172(b)(3) of the Code (and any analogous provision of state or local Tax Law).

(d) To the extent that the Company has paid estimated income Taxes for the Tax periods (or portions thereof) ending on the Closing Date (each, a “Pre-Closing Tax Period”) and the amount of the estimated income Taxes which were paid prior to the Closing Date exceeds the amount of the income Tax liability with respect to such Pre-Closing Tax Period (taking into account any allowed Transaction Deductions for such year), PubCo shall prepare or cause to be prepared IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with, if applicable, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and any analogous application for a state or local refund of a material overpayment of estimated state or local income Taxes with respect to such Tax year. Any such refund application shall be treated as an income Tax Return that is subject to analogous review, comment, dispute resolution and filing procedures to those set forth in Section 5.9(b). Within ten (10) Business Days of the receipt from the applicable Governmental Entity of a refund as a result of such a refund application, PubCo shall pay an amount equal to such refund to the Stockholders’ Representative (on behalf of the Equity Holders), net of any Taxes and other expenses of attributable to such refund, and without duplication of any amount paid (or to be paid) pursuant to the Tax Receivables Agreement or already taken into account in the determination of Net Working Capital or Indebtedness.

(e) Amendment of Tax Returns. Neither PubCo nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Group Company with respect to a Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 50% by PubCo, on the one hand, and 50% by the Equity Holders, on the other hand, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(g) Preservation of Records. Except as otherwise provided in this Agreement, PubCo agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Equity Holders or the Stockholders’ Representative as may be reasonably required by the Equity Holders or the Stockholders’ Representative. If PubCo, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, PubCo shall first give thirty (30) days’ prior written notice to the Equity Holders and the Stockholders’ Representative and the Equity Holders and the Stockholders’ Representative shall have the right at their respective option and expense, upon prior written notice given to PubCo within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Equity Holder’s or Stockholders’ Representative’s notice to PubCo.

(h) Survival. The agreements, covenants and obligations pursuant to this Section 5.9 shall terminate upon the termination of the Tax Receivables Agreement.

(i) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 5.10 Directors’ and Officers’ Indemnification.

(a) The Parent Parties agree to cause the Company Surviving Subsidiary to ensure, and the Company Surviving Subsidiary immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. No Parent Party nor the Company Surviving Subsidiary shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b) On or prior to the Closing Date, the Company shall purchase, through a broker of the Company’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company’s existing policy, provided, however, that the Tail Premium (as defined below) shall not exceed 200% of the Company’s current annual premium for the Company’s current policy of directors’ and officers’ liability insurance, and provided further that if the annual premium exceeds such amount, then Company shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by the Company under this Section 5.10(b) shall be referred to as the “Tail Premium.”

(c) From and after the Effective Time, the Parent Parties agree to cause the Company Surviving Subsidiary, and the Company Surviving Subsidiary immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Company Surviving Subsidiary, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company Surviving Subsidiary shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Company Surviving Subsidiary contained in this Section 5.10 shall be binding upon the successors and assigns of the Parent Parties and the Company Surviving Subsidiary. In the event any of the Parent Parties or the Company Surviving Subsidiary, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of any Parent Party or the Company Surviving Subsidiary, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(e) The obligations of the Parent Parties and the Company Surviving Subsidiary under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11 Proxy Statement; Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the Company’s financial statements for the 52 weeks ended August 27, 2016, the 35 weeks ended August 29, 2015, the 52 weeks ended December 27, 2014 and December 28, 2013, and the 26 weeks ended February 25, 2017 and February 27, 2016, Parent shall, in accordance with this Section 5.11, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the transactions contemplated hereby and the Offer (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 40,250,000 shares of Parent Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the transactions contemplated hereby, such proxy to be sent to the stockholders of Parent relating to the Parent Common Stockholders Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent, Parent Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, and (B) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following the execution and delivery of this Agreement, PubCo shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”), in which the Proxy Statement shall be included as a prospectus, pursuant to which the shares of PubCo Common Stock and PubCo Warrants (and the shares of PubCo Common Stock issuable upon the exercise of such PubCo Warrants but in each case other than shares of Parent Common Stock held by Parent Sponsor) to be issued to the holders of Parent Common Stock and Parent Warrants pursuant to the Mergers shall be registered for issuance under the Securities Act. In addition, PubCo shall use commercially reasonable efforts to register the issuance and resale of the PubCo Common Stock to be issued to the Equity Holders and the Parent Sponsor on the Registration Statement and if not so registered, the PubCo agrees that, within forty-five (45) calendar days after the consummation of Closing it shall file with the SEC (at the PubCo’s sole cost and expense) a registration statement registering such resale and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. For the avoidance of doubt the sale and transfer of the PubCo Common Stock issued to the Equity Holders shall be subject to the Investor Rights Agreement.

(b) As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to holders of Parent Common Stock and Parent Class B Stock of record, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement and Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to Parent’s Stockholders, Parent and PubCo will make available to the Company drafts of the Proxy Statement, and the Registration Statement, both preliminary and final and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Neither Parent nor PubCo shall file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent and PubCo will advise the Company promptly after receipt of notice thereof, of (i) the time when each of the Proxy Statement and the Registration Statement have been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement or the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or the Registration Statement, (v) the issuance of any stop order by the SEC with respect to the Registration Statement, (vi) any request by the SEC for amendment of the Proxy Statement or the Registration Statement, (vii) any comments from the SEC relating to the Proxy Statement or the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Parent and PubCo shall promptly respond to any SEC comments on the Proxy Statement and the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act, and the Registration Statement declared effective by the SEC under the Securities Act, as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d) If at any time prior to the Parent Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or PubCo, as applicable, shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement or the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent or PubCo, as applicable, of such information, event or circumstance.

(e) Parent and PubCo shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Company shall use its commercially reasonable efforts to promptly provide Parent and PubCo with all information concerning the Group Companies reasonably requested by Parent for inclusion in the Proxy Statement, the Registration Statement and any amendment or supplement to the Proxy Statement or the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent, PubCo and their counsel in connection with the drafting of the Proxy Statement and the Registration Statement and responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. The Company shall provide to Parent and PubCo the unaudited consolidated balance sheet and related unaudited statements of operations and cash flows of the Company and its Subsidiaries for each fiscal quarter of the Company ended after February 24, 2017 and at least forty-five (45) days prior to the Closing Date, in each case within forty-five (45) days following the end of such fiscal quarter.

(g) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.11(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(h) PubCo shall use its reasonable best efforts to (i) cause the shares of PubCo Common Stock to be issued to the Equity Holders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.12 Parent Common Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Common Stockholders Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to the Parent’s stockholders prior to the Parent Common Stockholders Meeting, (b) if, as of the time for which the Parent Common Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock and Parent Class B Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Common Stockholders Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

Section 5.13 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of PubCo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of PubCo Common Stock pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.14 Nonsolicitation.

(a) From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b) From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests.

Section 5.15 Termination of Agreements. At or prior to the Effective Time, the Company shall terminate all Contracts with the Stockholders’ Representative and its Affiliates; provided, however, that the Company shall not be required to terminate any Contracts entered into in the Ordinary Course with portfolio companies of any of its Affiliates; provided, further, that the Management Agreement shall be terminated pursuant to a Management Agreement Termination Agreement substantially in the form attached hereto as Exhibit E.

Section 5.16 Written Consent. At or prior to 5:00 p.m. Eastern on the first (1st) Business Day following the date hereof, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2) of the Written Consent. To the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Company Stockholder who has not executed the Written Consent (a) a notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL, and (b) subject to the provisions of the Stockholder Agreements, the notice in accordance with Section 262 of the DGCL.

Section 5.17 Elections and Other Matters. From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party shall not, and shall cause the Company Surviving Subsidiary and the Company Subsidiaries not to, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of the Company or any Company Subsidiary.

Section 5.18 Approval of 280G Payments. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby may entitle any “disqualified individual” of the Group Companies to a “parachute payment” (as such terms are defined in Section 280G of the Code), excluding any payments to such disqualified individuals to be made by Parent or the Company Surviving Subsidiary or its Subsidiaries after the Closing Date that have not been disclosed to the Company at least 7 days prior to the Closing Date, then, prior to the Closing, the Company shall submit to the equityholders entitled to vote for approval, as provided under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto, any payments, benefits or other rights as to which any such individual has waived his or her rights that would otherwise entitle such individual to such a parachute payment, such that the payments, benefits or other rights to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), arising in whole or in part as a result of or in connection with the contemplated transactions, not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such equityholder approval, the Company will use its reasonable best efforts to obtain waivers from the intended recipients of such payments, benefits or other rights, which waivers shall provide that unless such payments or benefits are approved by the equityholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made. Prior to obtaining such waivers, and prior to seeking such approval, the Company shall provide drafts of such waivers and such approval materials to Parent for its review and comment, in order to ensure that such approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s equityholders was solicited in accordance with the foregoing provisions of this Section 5.18 and that either (i) the requisite number of votes was obtained (the “280G Approval”), or (ii) that the 280G Approval was not obtained and no excess parachute payments shall be made.

Section 5.19 Release(a) . Effective as of the Effective Time, each Parent Party, the Parent Surviving Subsidiary and the Company Surviving Subsidiary on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Equity Holders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of any Group Company at or prior to the Effective Time, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Equity Holder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

Section 5.20 Investor Rights Agreement. At the Closing, PubCo and the Majority Stockholder shall enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”).

Section 5.21 Debt Financing.

(a) From the date hereof and ending at the earlier of (i) the Closing Date, and (ii) termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (or on other terms acceptable to Parent that would not reasonably be likely to make funding less likely to occur when required on the Closing Date on or prior to the Closing Date. Such actions shall include using its commercially reasonable efforts to: (i) maintain in full force and effect the Debt Commitment Letter until the initial funding of the Debt Financing; (ii) satisfy on a timely basis all of the conditions precedent to the Debt Financing applicable to any Parent Party and within its control that are to be satisfied by such Parent Party; (iii) negotiate, execute and deliver definitive documents (“Debt Financing Documents”) that substantially reflect the terms of the Debt Commitment Letter (including, as necessary and subject to the terms of the Debt Commitment Letter, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not in any material respect expand on the conditions to the funding of the proceeds from the Debt Financing at the Closing or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date below the Required Financing Amount (taking into account the Available Cash); and (iv) assisting with the syndication activities contemplated by the Debt Commitment Letter on a reasonably timely basis and (v) if the conditions contained in Article VI of this Agreement and the conditions to the Debt Financing have been satisfied, drawing the full amount of the proceeds from the Debt Financing to the extent needed, together with Available Cash and the amount in the Trust Account, to satisfy all of the payment obligations of the Parent Parties under this Agreement at the Closing. Each Parent Party shall use commercially reasonable efforts to comply in all material respects with its obligations under the Debt Commitment Letter. No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Debt Commitment Letter if such amendment, supplement or modification would (i) (A) change, expand or impose new conditions precedent to the funding of the proceeds from the Debt Financing from those set forth therein on the date hereof or (B) change the timing of the funding of the proceeds of the Debt Financing thereunder, in each case, in a manner that would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Debt Financing when required pursuant to this Agreement, (ii) reduce the aggregate cash amount of the proceeds of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)) below the Required Financing Amount (taking into account the amount in the Trust Account and the Available Cash) or (iii) increase pricing or modify any “flex” provisions existing on the date hereof (collectively, the “Restricted Commitment Letter Amendments”); provided, that notwithstanding the limitations set forth in this Section 5.21, a Parent Party may amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof (including in replacement of a Lender) or reallocate commitments or assign or re-assign titles and roles to or amend parties to the Debt Commitment Letter, (2) decrease pricing or (3) implement any “flex” provisions existing on the date hereof. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 5.21 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Each Parent Party acknowledges and agrees that the Debt Financing is not a condition to the occurrence of the Closing.

(b) At the reasonable request of the Company, the Parent Parties shall keep the Company reasonably informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Parent Parties shall give the Company prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or default) by any party to the Debt Commitment Letter or any other Debt Financing Document of which any Parent Party becomes aware, (ii) if and when any Parent Party becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available to consummate the transactions contemplated by this Agreement at the Closing, (iii) of the receipt of any written notice or other written communication from any Person with respect (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any other Debt Financing Document, or (B) material dispute or disagreement between or among the Parent Parties, on the one hand, and the other parties to the Debt Commitment Letter or any other Debt Financing Document, on the other hand, that would reasonably be expected to result in a failure to receive the proceeds of the Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Documents), and (iv) of any termination of the Debt Commitment Letter (other than in accordance with its terms). The Parent Parties shall provide the Company, upon reasonable request, with copies of any Debt Financing Documents as well as any commitment letters or amendments or waivers to any of the foregoing.

(c) In the event that the Parent Parties determine that the Debt Financing will not be available to the Parent Parties in accordance with the terms hereof and such amount is necessary to consummate the transactions contemplated hereby at the Closing, the Parent Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the “Alternative Debt Financing”), including from the same or alternative sources, in an amount not less than the Required Financing Amount. Notwithstanding anything contained in this Section or anything else in this Agreement, in no event shall the commercially reasonable efforts of the Parent Parties be deemed or construed to require the Parent Parties to, and the Parent Parties shall not be required to, (i) pay any fees in excess of those contemplated by the Debt Commitment Letter as of the date hereof, or (ii) agree to conditionality or economic terms of the Debt Financing that are less favorable than those contemplated by the Debt Commitment Letter or any related fee letter (including any flex provisions therein) as of the date hereof. In the event that Alternative Debt Financing is obtained, the Parent Parties shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Debt Financing”, any reference to “Debt Commitment Letter” shall include the “Alternative Debt Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Debt Financing.

(d) From the date hereof and ending at the earlier of (1) the Closing Date, and (2) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, use its commercially reasonable efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to provide to the Parent Parties, subject to Section 5.21(e) at the sole expense of the Parent Parties, such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary for debt financings of the type contemplated by the Debt Commitment Letter and may be reasonably requested by the Parent Parties, including using commercially reasonable efforts to:

(i) prior to and during the Marketing Period upon reasonable notice, (A) participate in one meeting of prospective lenders at a time and at a location to be mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meeting), and sessions with rating agencies to the extent Parent Parties are attempting to obtain a public corporate credit rating and public corporate family rating pursuant to the Debt Commitment Letter and (B) cause customary direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand at mutually agreed upon times during normal business hours at the Company’s location in Denver, Colorado;

(ii) assist with (A) the due diligence efforts of potential lenders and the preparation of customary marketing materials for the Debt Financing, including bank confidential information memoranda, lenders presentations, rating agency presentations and similar documents reasonably necessary in connection with the Debt Financing (including delivering a customary authorization letter, confirmations and undertakings as contemplated by the Debt Commitment Letter (which shall include a representation to the Financing Sources (I) that the public side versions of such documents, if any, do not include material non-public information about the Company or Company Subsidiaries or securities and (II) as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing and the Required Financial Information (as defined below) and otherwise use commercially reasonable efforts to cooperate with the marketing efforts for the Debt Financing); and (B) providing financial information as reasonably requested by Parent for Parent to prepare projections of the Company for one or more periods following the Closing Date;

(iii) furnish the Parent Parties and their financing sources (including each source of the Debt Financing) as promptly as practicable, with (I) all financial statements, financial data, audit reports and other information regarding the Company and Company Subsidiaries required pursuant to clause (c) of Exhibit C to the Commitment Letter and the financial information and other Company related information necessary for Parent to prepare the pro forma financial statements referred to in clause (d) of Exhibit C to the Debt Commitment Letter (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing); and (II) such other pertinent and customary information regarding the Company and Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank information memorandum (all such information and documents in this Section 5.21(d)(iii), together with the authorization letter in Section 5.21(d)(ii), the “Required Financial Information”);

(iv) (A) assist in facilitating the pledge of collateral and the obtaining of guarantees and, (B) to the extent such officers and employees will be officers and/or employees of the Company following the Closing, execute and deliver, effective as of the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, documents and instruments related to guarantees and collateral;

(v) deliver a certificate from the chief financial or other officer of the Company with respect to solvency matters as of the Closing in the form attached as Annex I to Exhibit C to the Debt Commitment Letter; and

(vi) furnish the Parent Parties information with respect to the Company and Company Subsidiaries required from the Company by regulatory authorities including under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

provided, however, that in no event shall the Company or its Representatives otherwise be required to provide, or make any representations with respect to, pro forma financial statements or pro forma adjustments related to the Debt Financing; provided, further, that the Company shall not be required to provide, or cause the Company Subsidiaries to provide, cooperation under this Section 5.21(d) that: (w) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to take any action that results in the waiver of any legal privilege, (x) unreasonably interferes with the ongoing business of the Company or any of the Company Subsidiaries, (y) requires the Company or any of the Company Subsidiaries to take any action that would reasonably be expected to conflict with or violate its Organizational Documents or any Law, or (z) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing (other than the authorization letter referred to in clause (d)(ii)) that is effective prior to the Closing and the pre-Closing directors, managers and general partners of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, that is effective prior to the Closing. The Company hereby consents to the use of the Company’s logos and marks in connection with the Debt Financing; provided, however, that such logos and/or marks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiaries. All information provided by the Company, any of its Affiliates or any of their respective Representatives pursuant to this Section 5.21 shall be kept confidential in accordance with the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to its potential financing sources or rating agencies during the syndication of the Debt Financing, subject to such financing sources and ratings agencies entering into customary confidentiality undertakings with respect to such information.

(e) In no event shall the Company or any Company Subsidiary be required to pay any commitment or similar fee or incur any expense in connection with assisting the Parent Parties in arranging the Debt Financing that will not be reimbursed by the Parent Parties at the Closing or as a result of any information provided by the Company, any Company Subsidiary or any of their Affiliates or Representatives in connection therewith. The Parent Parties shall indemnify and hold harmless the Company, and its Equity Holders, Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, in each case, actually suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (in each case, except to the extent resulting from the Company’s gross negligence, willful misconduct, or material misstatement or material omission in information required to be provided by the Company hereunder). Notwithstanding the foregoing, the Parent Parties shall not be responsible for reimbursing any such costs and expenses if such costs and expenses are incurred by the Company or Company Subsidiaries in the performance of their respective obligations pursuant to other provisions of this Agreement or other than expenses related to the Company’s preparation of its regular annual and periodic financial statements. Any out-of-pocket costs incurred in good faith by the Company and the Company Subsidiaries in connection with the cooperation contemplated by this Section 5.21 shall be included in the calculation of the Reimbursed Transaction Expenses.

(f) To the extent that this Section 5.21 requires the Company’s cooperation with respect to any of the obligations of the Parent Parties under any Alternative Debt Financing Commitment Letter or relating to the Alternative Debt Financing, the Company’s obligations shall be limited to using its commercially reasonable efforts to cooperate in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.21, shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 5.21.

Section 5.22 Contingent Stock Purchase Agreement. If required pursuant to the Contingent Stock Purchase Agreement, the Company shall consummate the transactions contemplated thereby immediately prior to the Effective Time, conditioned upon the occurrence of the Closing.

Section 5.23 Bonus Matters.

(a) From and after the date of this Agreement, the Group Companies shall not take any action to accelerate, ahead of the date on which the annual bonuses would be paid in the Ordinary Course for fiscal year 2017 (the Ordinary Course payment date, the “Bonus Payment Date”), the payment of any annual bonuses payable to any participants in accordance with the applicable bonus plans. If the Closing has not occurred as of the Bonus Payment Date, the Group Companies shall be permitted to pay such annual bonuses in accordance with the terms of the applicable bonus plans or, if determined by the board of directors of the Company, in amounts in excess of those provided for by the terms of the applicable bonus plans.

(b) If the Closing occurs prior to the Bonus Payment Date, the Parent Parties shall cause the Group Companies to pay the annual bonuses on the Bonus Payment Date in accordance with the terms of the applicable bonus plans (which plans shall not be amended or replaced after the Closing). To the extent the Paid Bonus Amount for any participant is less than the Target Bonus Accrual Amount for such participant, then PubCo shall promptly (and in any case, within five (5) Business Days of the Bonus Payment Date) pay the aggregate of all such positive Bonus Repayment Amounts to the Exchange Agent on behalf of the Company Stockholders and the Exercising Option Holders, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

Any dispute as to the calculation of the Bonus Repayment Amount shall be submitted to and resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.12(d), applied mutatis mutandis.

Section 5.24 Drag-Along Notice. If requested by Parent in writing after public announcement of the transactions contemplated by this Agreement, the Majority Stockholder shall deliver the Drag-Along Notice to the Stockholders (other than the Majority Stockholder).

Article VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting the consummation of either of the Mergers and no Law shall have been adopted that makes consummation of either of the Mergers illegal or otherwise prohibited;

(b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated;

(c) Transaction Proposals. The approval of the Transaction Proposals shall have been duly obtained in accordance with the DGCL, each Parent Party’s Organizational Documents and the rules and regulations of NASDAQ;

(d) Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of PubCo Common Stock to be issued in the Mergers shall have been obtained and shall be in effect and such shares of PubCo Common Stock shall have been approved for listing on NASDAQ; and

(e) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties contained in Article IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated hereby (ignoring for the purposes of this Section 6.2(a) any qualifications by “materiality” contained in such representations or warranties);

(b) Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(d) Minimum Available Cash. The amount of Available Cash as of immediately prior to Closing shall be equal to or greater than the Necessary Cash;

(e) Maximum Redemptions. The aggregate amount of the Parent Common Stockholder Redemptions shall not exceed 15,000,000 shares of Parent Common Stock; and

(f) Trust Account. Subject to any Parent Common Stockholder Redemption contemporaneous with the Closing, (i) the funds contained in the Trust Account available to Parent shall be released to Parent for payment of the Total Cash Value, the aggregate amount of Estimated Closing Indebtedness relating to Indebtedness for Borrowed Money, the Estimated Closing Company Transaction Expenses, the Escrow Amount and the Administrative Expense Amount, and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

Section 6.3 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.2 (Authorization) and Section 3.3(c) (Capitalization) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date);

(ii) The representations and warranties of the Company contained in Section 3.3(a) (Capitalization) and Section 3.3(b) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

(iii) The representations and warranties of the Company contained in Section 3.1(b) (Organization) and Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and

(iv) The other representations and warranties of the Company contained in Article III shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a)(iv) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties).

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);

(d) Company Stockholder Approval. The Parent Parties shall have received a copy of the Written Consent which shall remain in full force and effect;

(e) Maximum Redemptions. The aggregate amount of the Parent Common Stockholder Redemptions shall not exceed 15,000,000 shares of Parent Common Stock; and

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions), (ii) three (3) Business Days following the final day of the Marketing Period (subject to the satisfaction or waiver of all conditions set forth in Article VI as of the date determined by this Section 7.1 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of such conditions at the Closing)) or (iii) on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. Eastern, or at such other place or at such other time as the Parties may agree in writing.

Section 7.2 Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Company Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the Escrow Agreement executed by the Stockholders’ Representative;

(d) the Tax Receivables Agreement executed by the Stockholders’ Representative;

(e) the Payoff Letters, in a form reasonably acceptable to Parent;

(f) the Investor Rights Agreement executed by the Majority Stockholder; and

(g) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3 Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a) the Parent Certificate of Merger, executed by Parent;

(b) the Escrow Agreement executed by the Parent Parties;

(c) the Parent Closing Certificate;

(d) the Investor Rights Agreement executed by PubCo;

(e) the Tax Receivables Agreement executed by PubCo; and

(f) any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Article VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of the Parties;

(b) by the Parent Parties if the condition set forth in Section 6.3(f) cannot be satisfied or if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Parent Parties of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that no Parent Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Parent Breach is received by the Parent Parties (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); provided, further, that the twenty (20) day cure period for the Parent Parties to cure a Terminating Parent Breach set forth in subclause (ii) above shall not apply if such Terminating Parent Breach is a result of a breach of Section 7.1;

(d) by written notice by any Party if the Closing has not occurred on or prior to August 21, 2017 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(e) by the Parent Parties within twenty (20) days of receipt by the Parent Parties of a Supplement delivered pursuant to Section 5.8 which discloses any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such Supplement by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing;

(f) by the Company if there has been a Change in Recommendation; or

(g) by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.6 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.9 (Governing Law), Section 9.18 (No Recourse), and Section 9.21 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

Article IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Except as otherwise expressly provided herein, (a) the Parent Parties shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, provided, that the cash of the Company following the Closing shall be used to reimburse the Parent Parties for such fees, costs and expenses, (b) the Company Transaction Expenses shall be paid by the Company at the Closing in accordance with Section 2.4(b), and (c) the Equity Holders shall be reimbursed at the Closing by the Parent Parties for any fees, costs and expenses to the extent incurred and paid by any Group Company on behalf of the Parent Parties at or prior to the Closing (including such fees, costs and expenses relating to the preparation of the Proxy Statement, the Registration Statement, any required financial statements or information included therein, and the Debt Financing) (collectively, the “Reimbursed Transaction Expenses”).

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

c/o Conyers Park Acquisition Corp.

31 West 52nd Street, 21st Floor

New York, New York 10019

Attention: Brian Ratzan

Telephone: (212) 429-2211

Facsimile: (212) 429-2201

E-mail: bratzan@centerviewcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Michael Movsovich, P.C.
Shawn P. O’Hargan
Claire E. James
Telephone:	(212) 446-4888
Facsimile:	(212) 446-4900
E-mail:	michael.movsovich@kirkland.com
sohargan@kirkland.com
claire.james@kirkland.com

If to the Company (prior to the Closing) to:

NCP-ATK Holdings, Inc.

c/o Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:	Stephen D. Aronson
Telephone:	(404) 591-5210
Facsimile:	(404) 591-5201
E-mail:	sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:	Raymond E. Baltz, Jr.
Telephone:	(404) 572-4715
Facsimile:	(404) 572-5100
E-mail:	rbaltz@kslaw.com

If to the Stockholders’ Representative to:

Roark Capital Acquisition, LLC

c/o Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:	Stephen D. Aronson
Telephone:	(404) 591-5210
Facsimile:	(404) 591-5201
E-mail:	sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:	Raymond E. Baltz, Jr.
Telephone:	(404) 572-4715
Facsimile:	(404) 572-5100
E-mail:	rbaltz@kslaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, that the Parent Parties shall be permitted, without the consent of any other party hereto, to make a collateral assignment to any lender (or agent thereof) providing the Debt Financing or to make an assignment of any or all of its rights and interests hereunder to one or more of its Affiliates; provided, further, that, notwithstanding any such assignment, the Parent Parties shall remain liable and responsible for all of their respective obligations pursuant to this Agreement.

Section 9.5 No Third Party Beneficiaries. Except as otherwise provided in Section 5.10, Section 5.19, Section 9.17 and Section 9.18, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Equity Holders to pursue damages in the event of a material breach of this Agreement by any of the Parent Parties, in which event the damages recoverable by the Company for itself and on behalf of the Equity Holders shall be determined by reference to the total amount that would have been recoverable by the Equity Holders if all such Equity Holders brought an action against the Parent Parties and were recognized as intended third party beneficiaries hereunder. Notwithstanding anything to the contrary contained herein, each of the Parties acknowledges to each of the Financing Sources, as a third party beneficiary, their direct rights against it under the Financing Source Sections, which are intended for the benefit of, and shall be enforceable by, each Financing Source, its heirs and its legal representatives.

Section 9.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Consent to Jurisdiction, Etc. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.10 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. Notwithstanding anything to the contrary contained herein, none of the Financing Source Sections may be modified, waived or terminated in any manner adverse to the Lenders in any material respect without the prior written consent of the lead arranger of the Debt Financing.

Section 9.13 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.14 Administrative Expense Account.

(a) The Stockholders’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Stockholders’ Representative may pay any amounts due by the Equity Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Equity Holders, including, without limitation, fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.12 and Section 5.9 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement (collectively, “Administrative Costs”).

(b) Amounts drawn from the Administrative Expense Account to pay Administrative Costs shall be drawn to reflect each Equity Holder’s liability for such Administrative Costs in accordance with its respective Pro Rata Percentage.

(c) At such time, and from time to time, that the Stockholders’ Representative determines in its discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Stockholders’ Representative shall distribute, to the Equity Holders, based on such Person’s Pro Rata Percentage, their applicable pro rata amounts from the Administrative Expense Account.

(d) The Stockholders’ Representative, or the Company, if requested by the Stockholders’ Representative, shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.

Section 9.15 Stockholders’ Representative.

(a) By adoption of this Agreement, execution of a Company Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Equity Holder hereby designates the Stockholders’ Representative to execute any and all instruments or other documents on behalf of such Equity Holder, and to do any and all other acts or things on behalf of such Equity Holder, which the Stockholders’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Ancillary Agreements on behalf of each Equity Holder; (ii) act for each Equity Holder with respect to any Merger Consideration Adjustment and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent Parties and/or the Escrow Agent relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Equity Holders individually); and (iv) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative shall have authority and power to act on behalf of each Equity Holder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising hereunder or thereunder. The Equity Holders shall be bound by all actions taken and documents executed by the Stockholders’ Representative in connection with this Agreement and the Ancillary Agreements , and the Parent Parties shall be entitled to rely on any action or decision of the Stockholders’ Representative. The Stockholders’ Representative shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each Equity Holder.

(b) In performing the functions specified in this Agreement, the Stockholders’ Representative shall not be liable to any Equity Holder in the absence of gross negligence or willful misconduct on the part of the Stockholders’ Representative. Each Equity Holder shall severally (based on each such Equity Holder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Stockholders’ Representative from and against any loss incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. From and after the Closing, if the Stockholders’ Representative determines that the amounts in the Administrative Expense Account are insufficient to satisfy current or future (whether realized or potential) Administrative Costs, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Equity Holders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such Administrative Costs; provided that such amounts shall be deemed to be included in the Administrative Expense Account.

Section 9.16 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.17 Conflict Waiver. King & Spalding LLP has represented the Company and the Equity Holders. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parent Parties agree that (a) it shall not, and shall not cause the Company or any Affiliate of the Company to, seek to have King & Spalding LLP disqualified from representing any Equity Holder or such Equity Holder’s Affiliates in connection with any dispute that may arise between such parties and the Parent Parties or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and (b) in connection with any such dispute, the Equity Holders or the Equity Holders’ Affiliates involved in such dispute (and not the Parent Parties or any Group Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and King & Spalding LLP that occurred prior to the Closing.

Section 9.18 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.18 shall in any way limit the rights of the Company from and after the Closing Date under the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent that the Company is party thereto, and nothing in this Section 9.18 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereby agrees (i) that it will not bring or support an action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof (any of the foregoing, a “Financing Source Action”), in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that any Financing Source Action shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York and (iii) to waive, and hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Financing Source Action.

Section 9.19 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies or the Equity Holders shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Project Buffalo” online data site hosted by Intralinks at https://www.intralinks.com/ at least two (2) Business Days prior to the date hereof, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.20 Non-Survival.

(a) None of the representations, warranties or pre-Closing covenants of the Company in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parent Parties acknowledge and agree that, in the event that the Closing occurs, no party hereto may bring a claim, suit, action or proceeding against any Equity Holder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any such representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

(b) The representations and warranties of the Parent Parties in this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing for a period of one (1) year.

(c) The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.21 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies and the Equity Holders acknowledge that they have read the prospectus dated July 14, 2016 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies and the Equity Holders further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 20, 2018, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies and the Equity Holders, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement; provided, that (i) nothing herein shall serve to limit or prohibit the Group Companies’ right to pursue a claim against Parent for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Group Companies may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT

CONYERS PARK ACQUISITION CORP.

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Chief Financial Officer

PUBCO:

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

INTERMEDIATELLC:

ATKINS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

PARENT MERGER SUB:

CONYERS PARK PARENT MERGER SUB

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

COMPANY MERGER SUB 1:

CONYERS PARK MERGER SUB 1

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

COMPANY MERGER SUB 2:

CONYERS PARK MERGER SUB 2

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

COMPANY MERGER SUB 3:

CONYERS PARK MERGER SUB 3

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

COMPANY MERGER SUB 4:

CONYERS PARK MERGER SUB 4

By:	/s/ Brian Ratzan
	Name:	Brian Ratzan
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

COMPANY:

NCP-ATK HOLDINGS, INC.

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Authorized Signatory

STOCKHOLDERS’ REPRESENTATIVE:

ROARK CAPITAL ACQUISITION, LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Authorized Signatory

MAJORITY STOCKHOLDER:

ATKINS HOLDINGS, LLC, solely in its capacity as the Majority Stockholder

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Accrued Bonus Amount” means the amount of the accrued annual bonus for each participant in the bonus plans as of immediately prior to the Closing (which amounts shall be accrued in accordance with GAAP).

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, or proceedings brought by or in front of any Governmental Entity.

“Administrative Expense Account” means the account maintained by the Stockholders’ Representative into which the payment required by the Equity Holders in accordance with Section 2.4(d) shall be made and any successor account in which the Administrative Expense Amount shall be held by the Stockholders’ Representative.

“Administrative Expense Amount” means $1,000,000, and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms of this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Aggregate Option Exercise Price” means the aggregate exercise price payable by the Exercising Option Holders with respect to the exercise of the Options underlying the Exercised Option Shares.

“Ancillary Agreements” means the Confidentiality Agreement, the Voting Agreement, the Investor Rights Agreement, the Escrow Agreement, the Option Exercise Agreement, the Exchange Agent Agreement, the Tax Receivables Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to payments made in respect of the Exercised Option Shares.

“Available Cash” as of the Closing, shall equal (a) the Cash and Cash Equivalents, plus (b) the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Offer and any Parent Common Stockholder Redemptions and the payment of any Deferred Underwriting Fees, plus (c) the amount of Available Debt Financing Proceeds, plus (d) the amount of proceeds from any Permitted Equity Financing.

A-1

“Available Debt Financing Proceeds” as of the Closing, shall equal the net cash proceeds from the Debt Financing.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Bonus Repayment Amount” means an amount per participant in the bonus plans, which shall not be negative, equal to (a) the Accrued Bonus Amount for such participant, multiplied by (b) (i) the Target Bonus Accrual Amount for such participant minus the Paid Bonus Amount for such participant, divided by (ii) the Target Bonus Accrual Amount for such participant.

“Business Combination” has the meaning given to such term in the Amended and Restated Certificate of Incorporation of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Cash Amount” means an amount in cash equal to (a) the Total Per Share Amount multiplied by (b) the Cash Percentage.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Group Companies as of 11:59 p.m. Mountain Time on the day immediately prior to the Closing Date, measured in accordance with GAAP and absent any effects of the transactions contemplated hereby. For the avoidance of doubt, Cash and Cash Equivalents will be reduced by any cash overdrafts, issued but uncleared checks or other negative balances, and any amounts received pursuant to Section 4 of that certain term sheet referenced as Item 1 on Schedule NWC.

“Cash Deficit” means the amount, if any, by which the Estimated Closing Cash is greater than the Final Closing Cash.

“Cash Percentage” means the percentage equal to (a) the Total Cash Value plus the Aggregate Option Exercise Price, divided by (b) the Merger Consideration plus the Aggregate Option Exercise Price.

“Cash Surplus” means the amount, if any, by which the Final Closing Cash is greater than the Estimated Closing Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

A-2

“Company Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has any current or contingent liability or obligation.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company; provided, that the term Company Common Stock shall not include any Exercised Option Shares.

“Company Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Company Merger.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Registered IP” means all registrations, issuances, and applications for Intellectual Property owned by any Group Company, including any of the foregoing set forth on Schedule 3.10(a).

“Company Software” means any software owned or purported to be owned by any Group Company.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Group Companies, the Stockholders’ Representative or the Equity Holders (but, with respect to the Stockholders’ Representative or the Equity Holders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement and/or sale process and/or IPO consideration conducted by the Company prior to pursuing the transactions contemplated by this Agreement, including, without limitation, (a) any fees and expenses payable under the terms of the Management Agreement or related to the termination of any Contract with an Affiliate, (b) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits to the extent triggered by the transactions contemplated hereby and payable by any Group Company in connection with the consummation of the transactions contemplated by this Agreement, and (c) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (b) and the payments in respect of the Options, in each case, to the extent not paid at or prior to the Closing by the Group Companies, the Stockholders’ Representative or the Equity Holders.

A-3

“Company Transaction Expenses Deficit” means the amount, if any, by which the Final Closing Company Transaction Expenses is greater than the Estimated Closing Company Transaction Expenses.

“Company Transaction Expenses Surplus” means the amount, if any, by which the Estimated Closing Company Transaction Expenses is greater than the Final Closing Company Transaction Expenses.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 15, 2016, by and among the Majority Stockholder, Parent and Parent Sponsor.

“Contingent Stock Purchase Agreement” means that certain Contingent Stock Purchase Agreement, dated January 10, 2014, by and between the Company and Robert C. Gandert.

“Contingent Stock Purchase Payment Amount” means the amount payable by the Company pursuant to the Contingent Stock Purchase Agreement, if the Company is required to make such payment pursuant to the terms of the Contingent Stock Purchase Agreement, net of the exercise price of any Options exercised in connection with such repurchase.

“Contingent Stock Purchase Shares” means the number of shares of Company Common Stock repurchased pursuant to the Contingent Stock Purchase Agreement, if any.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which any Group Company or Equity Holder is a party and is bound.

“Data Security Requirements” means all of the following to the extent relating to personal, sensitive or confidential information or data (including Personal Data) or otherwise relating to privacy or data security: (i) applicable Laws, (ii) industry standards applicable to the industry in which any Group Company operates (including the Payment Card Industry Data Security Standard (PCI DSS)), (iii) contractual obligations by which a Group Company is bound, and (iv) each Group Company’s own rules, policies and procedures.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account, which amount will not exceed $8,100,312.50.

“Drag-Along Notice” means the written notice provided to each Company Stockholder (except the Majority Stockholder) by the Majority Stockholder pursuant to Section 1 of each such Company Stockholder’s Stockholder Agreement in which each such Company Stockholder agrees to sell, and sells, all of the shares of Company Common Stock owned by such Company Stockholder on the same terms and conditions as the sale of the Majority Stockholder’s shares of Company Common Stock, in the form attached hereto as Exhibit L.

A-4

“Due Diligence Materials” means the information set forth in management presentations relating to the Group Companies made available to the Parent Parties, their respective Affiliates or their respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Group Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of the Parent Parties, their respective Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, welfare benefit, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“Equity Holders” means the Company Stockholders, the Option Holders and the Warrant Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement, by and among PubCo, the Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount equal to $7,000,000.00.

“Escrow Fund” has the meaning given to such term in the Escrow Agreement.

A-5

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by PubCo, Parent, the Company, the Stockholders’ Representative and the Exchange Agent, substantially in the form attached hereto as Exhibit J.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Cash” means the aggregate amount of Closing Cash set forth in the Final Closing Statement.

“Final Closing Company Transaction Expenses” means the aggregate amount of Closing Company Transaction Expenses set forth in the Final Closing Statement.

“Final Closing Indebtedness” means the aggregate amount of Closing Indebtedness set forth in the Final Closing Statement.

“Final Closing Net Working Capital” means the aggregate amount of Closing Net Working Capital set forth in the Final Closing Statement.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.12.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any, is greater than (b) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any.

“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any, is greater than (b) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any.

A-6

“Financing Sources” means any lender, agent or arranger that commits to provide, or otherwise enters into agreements with any Parent Party or its affiliates in connection with, the Debt Financing, including the Debt Commitment Letter, any joinders to such letter or any definitive documentation relating thereto, together with such Person’s successors, assigns, affiliates, officers, directors, employees and representatives and their respective successors, assigns, affiliates, officers, directors, employees and representatives.

“Financing Source Sections” means each of Section 9.5, Section 9.12 and Section 9.18.

“Fully Diluted Shares” means, as of the time of determination, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of such time (other than those shares of Company Common Stock that will be canceled pursuant to Section 2.6(b) and the Contingent Stock Purchase Shares, if applicable), plus (b) the aggregate number of Exercised Option Shares.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies is governed by or subject to applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

A-7

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, (g) in respect of dividends declared or distributions payable, (h) for income Taxes, net of any prepaid and refundable income Taxes (which prepaid and refundable income Taxes, for the avoidance of doubt, shall not include any Excess AMT Credits or Company Pre-Closing Tax Attributes (each as defined in the Tax Receivables Agreement)), (i) for payments to Affiliates of such Person (excluding, for purposes of the Company, any payments owed to other Group Companies or any amounts included in the definition of Company Transaction Expenses), and (j) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person, in each case excluding intercompany indebtedness.

“Indebtedness Deficit” means the amount, if any, by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness.

“Indebtedness for Borrowed Money” shall mean the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company and the Company Subsidiaries pursuant to the instruments set forth on Exhibit H.

“Indebtedness Surplus” means the amount, if any, by which the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness.

“Intellectual Property” means all intellectual property or other proprietary rights, including all of the following in any jurisdiction throughout the world: (a) trademarks , service marks, trade names, trade dress, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (collectively, “Trademarks”); (b) patents and patent applications; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, inventions, formulae, recipes, and compositions, customer and supplier lists, and business and marketing plans; (f) software, data, databases and documentation therefor; (g) rights of publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h)) any goodwill associated with each of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

A-8

“Knowledge of the Company” means the knowledge of Joseph E. Scalzo, Shaun Mara, Annita Menogan, Scott Parker, Hanno Holm, Robert Gandert, Keri Sorce and Don Jones after due inquiry.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Majority Stockholder” means Atkins Holdings LLC, a Georgia limited liability company.

“Management Agreement” means the Amended and Restated Management Advisory and Consulting Services Agreement, dated April 3, 2013, by and between the Company and Roark Capital Management, LLC.

“Marketing Period” means the first period of ten (10) consecutive Business Days beginning on the date that the Proxy Statement is mailed to shareholders; provided, that (a) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated, (b) May 29, 2017 and July 3, 2017 shall not constitute a Business Day for purposes of the Marketing Period and (c) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such ten (10) consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Financial Information, in which case the Marketing Period shall instead be deemed to commence when an updated Proxy Statement (including a new unqualified audit opinion issued with respect to the consolidated financial statements of the Company for the applicable periods by another independent public accounting firm of recognized national standing reasonably acceptable to the Parent) is mailed to shareholders, or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Financial Information or publicly announced that any such restatement is under consideration or is a possibility, in which case the Marketing Period shall instead be deemed to commence when an updated Proxy Statement (including restatement financial information or financial statements) is mailed to shareholders or the Company or the Company has determined and announced that no such restatement is required in accordance with GAAP. For the avoidance of doubt, if the Marketing Period shall have commenced in accordance with the terms of this definition and, during the course of the Marketing Period the Company shall be required to deliver additional financial information pursuant to Section 5.21, the delivery of such additional information in accordance with the aforementioned provisions shall not cause the Marketing Period to reset or restart.

A-9

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (a) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Group Companies taken with the consent of any of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (k) any matter to the extent the impact thereof is quantified in the Schedules, (l) the failure by any Group Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in any Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the matters described in clauses (a), (b) and (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies).

“Material Customer” means each of the top ten (10) customers of the Group Companies based on amounts paid for goods or services during the Company’s fiscal year ended August 27, 2016.

“Material Supplier” means (a) each of the top ten (10) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services during the fiscal year ended August 27, 2016, (b) any sole source supplier of any good or services of the Group Companies, other than any sole source supplier providing goods or services for which the Group Companies can readily obtain a replacement supplier without a material increase in the cost of supply and (c) any manufacturer of any goods of the Group Companies, other than any manufacturer manufacturing or producing goods for which the Group Companies can readily obtain a replacement manufacturer without a material increase in the cost of supply; provided, that suppliers of frozen meals shall not be considered “Material Suppliers” hereunder.

A-10

“Necessary Cash” means (a) the Total Cash Value, plus (b) the Estimated Closing Indebtedness with respect to Indebtedness for Borrowed Money, plus (c) the Estimated Closing Company Transaction Expenses, plus (d) the Escrow Amount, plus (e) the Administrative Expense Amount, plus (f) the Warrant Payment Amount, plus (g) the Contingent Stock Purchase Payment Amount.

“Net Working Capital” means (a) the consolidated current assets of the Group Companies (including amounts not yet received pursuant to (i) Section 1 of that certain term sheet referenced as Item 1 on Schedule NWC and (ii) that certain transition services agreement referenced as Item 2 on Schedule NWC; and excluding Cash and Cash Equivalents, deferred financing costs of the Group Companies, the deferred Tax assets of the Group Companies, prepaid and refundable income Taxes of the Group Companies, the prepaid management fees of the Group Companies and any amounts not yet received pursuant to Section 4 of that certain term sheet referenced as Item 1 on Schedule NWC), minus (b) the consolidated current liabilities of the Group Companies excluding all Indebtedness and amounts payable to Affiliates as of 11:59 p.m. Mountain Time on the day immediately prior to the Closing Date in each case determined in accordance with GAAP. Exhibit I is included for illustrative purposes only.

“Net Working Capital Deficit” means the amount by which the Estimated Closing Net Working Capital is greater than the Final Closing Net Working Capital.

“Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Option” means a stock option to purchase or acquire Company Common Stock granted by the Company under the Stock Option Plan or otherwise.

“Option Agreement” means an option certificate or other agreement pursuant to which an Option Holder has been granted Options by the Company, a complete list of which is set forth on Schedule 3.3(a).

“Option Holder” means a holder of Options.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

A-11

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Paid Bonus Amount” means, for each participant in the bonus plans, the actual amount of the annual bonus paid to such participant under and pursuant to the terms of the applicable annual bonus plans on the Bonus Payment Date.

“Parent Class B Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Common Stockholder Redemption” means the right held by certain stockholders of Parent to redeem all or a portion of their shares of Parent Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding shares of Parent Common Stock issued in connection with Parent’s initial public offering.

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since May 2, 2016 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Sponsor” means Conyers Park Sponsor LLC, a Delaware limited liability company.

“Parent Stockholders” means the holders of Parent Common Stock or Parent Class B Stock.

“Payoff Letters” means the payoff letters from each lender of Closing Indebtedness relating to Indebtedness for Borrowed Money evidencing the aggregate amount of such Closing Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of the Company will be released.

A-12

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith with adequate reserves established, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company, (e) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing, and (f) in the case of Intellectual Property, non-exclusive licenses that are granted to a Group Company incidental to the receipt of services by such Group Company or are granted by a Group Company to a third party in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual).

“Pro Rata Percentage” means, (a) with respect to each Company Stockholder, the percentage equal to the number of shares of Company Common Stock owned by such Company Stockholder as of the Closing Date divided by the number of Fully Diluted Shares as of the Closing Date, and (b) with respect to each Exercising Option Holder, the percentage equal to the number of Exercised Option Shares divided by the number of Fully Diluted Shares as of the Closing Date.

“PubCo Common Stock” means the common stock, par value $0.0001 per share, of PubCo.

“PubCo Warrant” means each warrant entitling the holder thereof to purchase one (1) share of PubCo Common Stock at the same price per share as each Parent Warrant as of the Effective Time.

“Reference Price” shall mean $10.00.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

A-13

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Amount” means the number of shares of PubCo Common Stock equal to (a) the Total Per Share Amount multiplied by (b) the Stock Percentage divided by (c) the Reference Price.

“Stock Option Plan” means the NCP-ATK Holdings, Inc. Stock Option Plan.

“Stock Percentage” means the percentage equal to (a) the Total Stock Value divided by (b) the Merger Consideration plus the Aggregate Option Exercise Price.

“Stockholder Agreements” means any stockholder agreement in effect with respect to any equity securities of or any other interests in any of the Group Companies, including those set forth on Schedule A-1.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Target Bonus Accrual Amount” means the aggregate target annual bonus payable by participant pursuant to the applicable bonus plans for the fiscal year in which the Closing occurs.

“Target Net Working Capital” means $45,000,000.00.

A-14

“Tax Receivables Agreement” means the Tax Receivable Agreement, by and between PubCo, the Stockholders’ Representative and the Equity Holders party thereto, substantially in the form attached hereto as Exhibit K.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Total Per Share Amount” means (a) the Merger Consideration plus the Aggregate Option Exercise Price, divided by (b) the number of Fully Diluted Shares immediately prior to the Effective Time.

“Total Share Count” means 10,250,000.

“Total Stock Value” means $102,500,000.00

“Transaction Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to (a) the repayment of Indebtedness at Closing or as contemplated by this Agreement, including without limitation any prepayment penalties and deductions for unamortized debt issuance costs, (b) the payment of Company Transaction Expenses (excluding the Reimbursed Transaction Expenses), and (c) any payment related to the exercise or cancellation of Options in connection with the transactions contemplated by this Agreement. For purposes of the foregoing, the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees within the scope of such Revenue Procedure as an amount that did not facilitate the Company Merger.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

A-15

“Warrant” means the warrant, dated as of December 8, 2010, held by the Warrant Holder to purchase shares of Company Common Stock, pursuant to the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 8, 2010, by and between the Company and the Warrant Holder.

“Warrant Holder” means Nutrition Solutions LLC, a Delaware limited liability company.

“Warrant Payment Amount” means the aggregate dollar amount required to be paid to the Warrant Holder in connection with the Put Closing (as defined in the Warrant Agreement) or the Call Right (as defined in the Warrant Agreement).

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

280G Approval	5.18
Accounting Firm	2.12(d)
Acquisition Proposal	5.14(b)
Administrative Costs	9.14(a)
Agreement	Preamble
Alternative Debt Financing	5.21(c)
Alternative Debt Financing Commitment Letter	5.21(c)
Bonus Payment Date	5.23(a)
Change in Recommendation	5.12
Closing	7.1
Closing Cash	2.12(b)
Closing Company Transaction Expenses	2.12(b)
Closing Date	7.1
Closing Date Financial Certificate	2.1(a)(ii)
Closing Date Indebtedness Statement	2.1(a)(iii)
Closing Indebtedness	2.12(b)
Closing Net Working Capital	2.12(b)
Company	Preamble
Company Certificate of Merger	1.2
Company Closing Certificate	6.3(c)
Company Intellectual Property	3.10(a)
Company Letter of Transmittal	2.10(a)
Company IP Agreements	3.10(d)
Company Material Contracts	3.12(a)
Company Material Trademarks	3.10(b)
Company Merger	Preamble
Company Merger Sub	Preamble
Company Surviving Subsidiary	1.1(b)

A-16

Company Systems	3.10(i)
Debt Commitment Letter	4.6
Debt Financing	4.6
Debt Financing Documents	5.21(a)
DGCL	Recitals
Effective Time	1.2
Estimated Closing Cash	2.1(a)(ii)
Estimated Closing Company Transaction Expenses	2.1(a)(ii)
Estimated Closing Indebtedness	2.1(a)(iii)
Estimated Closing Net Working Capital	2.1(a)(ii)
Exchange Agent Fund	2.3(a)
Exercised Option Shares	2.7(c)
Exercised Option Shares Cash Consideration	2.7(e)
Exercised Option Shares Consideration	2.7(e)
Exercised Option Shares Stock Consideration	2.7(e)
Exercising Option Holder	2.7(c)
FDA	3.24(b)(i)
FDC Act	3.24(b)(i)
Financial Statements	3.6(a)
Financing Source Action	9.18
FTC	3.24(b)(i)
FTC Act	3.24(b)(i)
Government Food Authorities	3.24(b)(i)
Indemnified Persons	5.10(a)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
Investor Rights Agreement	5.20
IRS	3.16(b)(v)
Lease	3.9(c)
Leased Real Property	3.9(b)
Merger Consideration	2.2(a)
Merger Consideration Adjustment	2.12(a)
Merger Subs	Preamble
Mergers	Recitals
Nonparty Affiliates	9.18
Notice of Disagreement	2.12(c)
Offer	Recitals
Offering Shares	5.11(a)
Option Exercise Agreement	2.10(a)
Option Notice	2.7(c)
Outside Date	8.1(d)
Parent	Preamble
Parent Board Recommendation	5.12

A-17

Parent Certificate of Merger	1.2
Parent Closing Certificate	6.2(c)
Parent Common Stockholders Meeting	5.12
Parent Disclosure Schedule	IV
Parent Effective Time	1.2
Parent Exchange Fund	2.9(a)
Parent Letter of Transmittal	2.9(b)
Parent Merger	Recitals
Parent Merger Sub	Preamble
Parent Parties	Preamble
Parent Redeemed Share	2.9(e)
Parent Surviving Subsidiary	1.1(a)
Parent Warrants	4.3(c)
Parties	Preamble
Party	Preamble
Permitted Equity Financing	5.3(a)
Pre-Closing Tax Period	5.9(d)
Preliminary Closing Statement	2.12(b)
Product	3.24(b)(i)
Proxy Statement	5.11(a)
PubCo	Preamble
Registration Statement	5.11(a)
Reimbursed Transaction Expenses	9.1
Releasors	5.19
Required Financial Information	5.21(d)
Required Financing Amount	4.6
Requisite Company Approval	3.2
Restricted Commitment Letter Amendments	5.21(a)
Schedules	Article III
Section 16	5.13
Stock Consideration	2.6(a)
Stockholders’ Representative	Preamble
Subscription Agreements	5.3(a)
Supplement	5.7
Surviving Subsidiaries	1.1(b)
Tail Premium	5.10(b)
Terminating Company Breach	8.1(b)
Terminating Parent Breach	8.1(c)
Total Cash Value	2.2(b)(ii)
Trade Control Laws	3.18(a)
Transaction Proposals	5.11(a)
Trust Account	4.17(a)
Trust Agreement	4.17(a)
Trust Amount	4.17(a)
Trustee	4.17(a)
Underpaid Tax Amount	2.12(i)
USDA	3.24(b)(i)
Vested Options	2.7(c)
Voting Agreement	Recitals
WARN	5.1(b)(xii)
Warrant Notice	2.8
Written Consent	Recitals

A-18